AGREEMENT AND PLAN OF MERGER


                         DATED AS OF NOVEMBER 3, 1999


                                     AMONG


                      AMERICAN HOME PRODUCTS CORPORATION,


                              WOLVERINE SUB CORP.


                                      AND


                            WARNER-LAMBERT COMPANY

                               TABLE OF CONTENTS

                                                                          Page

                                ARTICLE I
         THE MERGER; CERTAIN RELATED MATTERS  . . . . . . . . . . . . . .    2
         1.1             The Merger   . . . . . . . . . . . . . . . . . .    2
         1.2             Closing  . . . . . . . . . . . . . . . . . . . .    2
         1.3             Effective Time   . . . . . . . . . . . . . . . .    2
         1.4             Effects of the Merger  . . . . . . . . . . . . .    3
         1.5             Certificate of Incorporation   . . . . . . . . .    3
         1.6             Bylaws   . . . . . . . . . . . . . . . . . . . .    3
         1.7             Officers and Directors of Surviving
                         Corporation and Newco  . . . . . . . . . . . . .    4
         1.8             Effect on Capital Stock  . . . . . . . . . . . .    4
         1.9             Warner-Lambert Stock Options and Other
                         Equity-Based Awards  . . . . . . . . . . . . . .    5
         1.10            Certain Adjustments  . . . . . . . . . . . . . .    7
         1.11            Associated Rights  . . . . . . . . . . . . . . .    7

                                ARTICLE II
         EXCHANGE OF CERTIFICATES   . . . . . . . . . . . . . . . . . . .    8
         2.1             Exchange Fund  . . . . . . . . . . . . . . . . .    8
         2.2             Exchange Procedures  . . . . . . . . . . . . . .    8
         2.3             Distributions with Respect to Unexchanged
                         Shares   . . . . . . . . . . . . . . . . . . . .    9
         2.4             No Further Ownership Rights in Warner-
                         Lambert Common Stock   . . . . . . . . . . . . .    9
         2.5             No Fractional Shares of AHP Common Stock   . . .   10
         2.6             Termination of Exchange Fund   . . . . . . . . .   10
         2.7             No Liability   . . . . . . . . . . . . . . . . .   11
         2.8             Investment of the Exchange Fund  . . . . . . . .   11
         2.9             Lost Certificates  . . . . . . . . . . . . . . .   11
         2.10            Withholding Rights   . . . . . . . . . . . . . .   11
         2.11            Further Assurances   . . . . . . . . . . . . . .   12
         2.12            Stock Transfer Books   . . . . . . . . . . . . .   12
         2.13            Affiliates   . . . . . . . . . . . . . . . . . .   12

                                ARTICLE III
         REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . .   13
         3.1             Representations and Warranties of AHP.   . . . .   13
                         (a)      Organization, Standing and Power;
                                  Subsidiaries  . . . . . . . . . . . . .   13
                         (b)      Capital Structure . . . . . . . . . . .   14
                         (c)      Authority; No Conflicts . . . . . . . .   16
                         (d)      Reports and Financial Statements  . . .   17

                         (e)      Information Supplied  . . . . . . . . .   18
                         (f)      Board Approval  . . . . . . . . . . . .   19
                         (g)      Vote Required . . . . . . . . . . . . .   20
                         (h)      Litigation; Compliance with Laws  . . .   20
                         (i)      Absence of Certain Changes or
                                  Events  . . . . . . . . . . . . . . . .   21
                         (j)      Environmental Matters . . . . . . . . .   22
                         (k)      Intellectual Property . . . . . . . . .   23
                         (l)      Brokers or Finders  . . . . . . . . . .   24
                         (m)      Opinions of AHP Financial Advisors  . .   24
                         (n)      Accounting Matters  . . . . . . . . . .   24
                         (o)      Taxes . . . . . . . . . . . . . . . . .   25
                         (p)      Certain Contracts . . . . . . . . . . .   25
                         (q)      AHP Stockholder Rights Plan . . . . . .   25
         3.2             Representations and Warranties of Warner-
                         Lambert.     . . . . . . . . . . . . . . . . . .   26
                         (a)      Organization, Standing and Power;
                                  Subsidiaries  . . . . . . . . . . . . .   26
                         (b)      Capital Structure . . . . . . . . . . .   27
                         (c)      Authority; No Conflicts . . . . . . . .   29
                         (d)      Reports and Financial Statements  . . .   30
                         (e)      Information Supplied  . . . . . . . . .   32
                         (f)      Board Approval  . . . . . . . . . . . .   32
                         (g)      Vote Required . . . . . . . . . . . . .   33
                         (h)      Litigation; Compliance with Laws  . . .   33
                         (i)      Absence of Certain Changes or
                                  Events  . . . . . . . . . . . . . . . .   34
                         (j)      Environmental Matters . . . . . . . . .   34
                         (k)      Intellectual Property . . . . . . . . .   35
                         (l)      Brokers or Finders  . . . . . . . . . .   36
                         (m)      Opinion of Warner-Lambert Financial
                                  Advisor . . . . . . . . . . . . . . . .   36
                         (n)      Accounting Matters  . . . . . . . . . .   36
                         (o)      Taxes . . . . . . . . . . . . . . . . .   36
                         (p)      Certain Contracts . . . . . . . . . . .   36
                         (q)      Warner-Lambert Stockholder Rights
                                  Plan  . . . . . . . . . . . . . . . . .   37
         3.3             Representations and Warranties of AHP and
                         Merger Sub   . . . . . . . . . . . . . . . . . .   37
                         (a)      Organization  . . . . . . . . . . . . .   37
                         (b)      Corporate Authorization . . . . . . . .   37
                         (c)      Non-Contravention . . . . . . . . . . .   38
                         (d)      No Business Activities  . . . . . . . .   38

                                ARTICLE IV
         COVENANTS RELATING TO CONDUCT OF BUSINESS  . . . . . . . . . . .   38
         4.1             Covenants of AHP.    . . . . . . . . . . . . . .   38
                         (a)      Ordinary Course . . . . . . . . . . . .   38
                         (b)      Dividends; Changes in Share Capital . .   39
                         (c)      Issuance of Securities  . . . . . . . .   39
                         (d)      Governing Documents . . . . . . . . . .   40
                         (e)      No Acquisitions . . . . . . . . . . . .   40
                         (f)      No Dispositions . . . . . . . . . . . .   41
                         (g)      Investments; Indebtedness . . . . . . .   41
                         (h)      Pooling; Tax-Free Qualification . . . .   41
                         (i)      Compensation  . . . . . . . . . . . . .   42
                         (j)      Accounting Methods; Income Tax
                                  Elections . . . . . . . . . . . . . . .   42
                         (k)      Certain Agreements  . . . . . . . . . .   42
                         (l)      No Change or Amendment to Rights
                                  Agreement . . . . . . . . . . . . . . .   42
                         (m)      No Related Actions. . . . . . . . . . .   43
         4.2             Covenants of Warner-Lambert  . . . . . . . . . .   43
                         (a)      Ordinary Course . . . . . . . . . . . .   43
                         (b)      Dividends; Changes in Share Capital . .   44
                         (c)      Issuance of Securities  . . . . . . . .   44
                         (d)      Governing Documents . . . . . . . . . .   45
                         (e)      No Acquisitions . . . . . . . . . . . .   45
                         (f)      No Dispositions . . . . . . . . . . . .   45
                         (g)      Investments; Indebtedness . . . . . . .   46
                         (h)      Pooling; Tax-Free Qualification . . . .   46
                         (i)      Compensation  . . . . . . . . . . . . .   47
                         (j)      Accounting Methods; Income Tax
                                  Elections . . . . . . . . . . . . . . .   47
                         (k)      Certain Agreements  . . . . . . . . . .   47
                         (l)      No Change or Amendment to Rights
                                  Agreement . . . . . . . . . . . . . . .   47
                         (m)      No Related Actions  . . . . . . . . . .   48
         4.3             Governmental Filings   . . . . . . . . . . . . .   48
         4.4             Control of Other Party's Business  . . . . . . .   48

                                ARTICLE V
         ADDITIONAL AGREEMENTS  . . . . . . . . . . . . . . . . . . . . .   48
         5.1             Preparation of Proxy Statement; Stockholders
                         Meetings   . . . . . . . . . . . . . . . . . . .   48
         5.2             Newco Board of Directors; Executive
                         Officers; Name; Headquarters   . . . . . . . . .   53
         5.3             Access to Information  . . . . . . . . . . . . .   53
         5.4             Reasonable Best Efforts  . . . . . . . . . . . .   54
         5.5             Acquisition Proposals  . . . . . . . . . . . . .   57
         5.6             Employee Benefits Matters  . . . . . . . . . . .   59
         5.7             Fees and Expenses  . . . . . . . . . . . . . . .   60

         5.8             Directors' and Officers' Indemnification and
                         Insurance  . . . . . . . . . . . . . . . . . . .   61
         5.9             Public Announcements   . . . . . . . . . . . . .   61
         5.10            Accountant's Letters   . . . . . . . . . . . . .   62
         5.11            Listing of Shares of AHP Common Stock  . . . . .   63
         5.12            Dividends  . . . . . . . . . . . . . . . . . . .   63
         5.13            Affiliates   . . . . . . . . . . . . . . . . . .   63
         5.14            Section 16 Matters   . . . . . . . . . . . . . .   64
         5.15            Specified Litigation   . . . . . . . . . . . . .   64

                                ARTICLE VI
         CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . .   65
         6.1             Conditions to Each Party's Obligation to
                         Effect the Merger  . . . . . . . . . . . . . . .   65
                         (a)      Stockholder Approval  . . . . . . . . .   65
                         (b)      No Injunctions or Restraints,
                                  Illegality  . . . . . . . . . . . . . .   65
                         (c)      HSR Act; EC Merger Regulation . . . . .   65
                         (d)      Governmental and Regulatory
                                  Approvals . . . . . . . . . . . . . . .   66
                         (e)      NYSE Listing  . . . . . . . . . . . . .   66
                         (f)      Effectiveness of the Form S-4 . . . . .   66
                         (g)      Pooling . . . . . . . . . . . . . . . .   66
         6.2             Additional Conditions to Obligations of AHP
                         and Merger Sub   . . . . . . . . . . . . . . . .   67
                         (a)      Representations and Warranties  . . . .   67
                         (b)      Performance of Obligations of
                                  Warner-Lambert.   . . . . . . . . . . .   67
                         (c)      Tax Opinion . . . . . . . . . . . . . .   67
                         (d)      Warner-Lambert Rights Agreement . . . .   68
         6.3             Additional Conditions to Obligations of
                         Warner-Lambert.    . . . . . . . . . . . . . . .   68
                         (a)      Representations and Warranties  . . . .   68
                         (b)      Performance of Obligations of AHP.  . .   68
                         (c)      Tax Opinion . . . . . . . . . . . . . .   68
                         (d)      AHP Rights Agreement  . . . . . . . . .   69
                         (e)      Amendments  . . . . . . . . . . . . . .   69
                         (f)      Settlement Agreement  . . . . . . . . .   69

                                ARTICLE VII
         TERMINATION AND AMENDMENT  . . . . . . . . . . . . . . . . . . .   69
         7.1             Termination  . . . . . . . . . . . . . . . . . .   69
         7.2             Effect of Termination  . . . . . . . . . . . . .   72
         7.3             Amendment  . . . . . . . . . . . . . . . . . . .   79

         7.4             Extension; Waiver  . . . . . . . . . . . . . . .   79

                                          ARTICLE VIII
         GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . .   79
         8.1             Non-Survival of Representations, Warranties
                         and Agreements   . . . . . . . . . . . . . . . .   79
         8.2             Notices  . . . . . . . . . . . . . . . . . . . .   79
         8.3             Interpretation   . . . . . . . . . . . . . . . .   81
         8.4             Counterparts   . . . . . . . . . . . . . . . . .   81
         8.5             Entire Agreement; No Third Party
                         Beneficiaries  . . . . . . . . . . . . . . . . .   81
         8.6             Governing Law  . . . . . . . . . . . . . . . . .   81
         8.7             Severability   . . . . . . . . . . . . . . . . .   81
         8.8             Assignment   . . . . . . . . . . . . . . . . . .   82
         8.9             Submission to Jurisdiction; Waivers  . . . . . .   82
         8.10            Enforcement  . . . . . . . . . . . . . . . . . .   83
         8.11            Definitions  . . . . . . . . . . . . . . . . . .   83

                               LIST OF EXHIBITS


Exhibit            Title

A                  Form of Warner-Lambert Stock Option Agreement
B                  Form of AHP Stock Option Agreement
1.5(a)             Form of Amended and Restated Certificate of
                   Incorporation of Surviving Corporation
1.5(b)             Form of Amendments to AHP Certificate of
                   Incorporation
1.6(a)             Form of Bylaws of Surviving Corporation
1.6(b)             Form of Amendments to Bylaws of AHP
1.7                Board of Directors of Surviving Corporation
5.2(a)             Board of Directors of Newco
5.13               Form of Affiliate Letter
6.2(c)(1)          Form of AHP Representations Letter
6.2(c)(2)          Form of Warner-Lambert Representations Letter

                         AGREEMENT AND PLAN OF MERGER, dated as of  November
3, 1999 (this "Agreement"), among AMERICAN HOME PRODUCTS CORPORATION, a Delaware corporation ("AHP"), Wolverine Sub Corp., a Delaware corporation and a direct wholly-owned subsidiary of AHP ("Merger Sub"), and WARNER-LAMBERT COMPANY, a Delaware corporation ("Warner-Lambert").


                             W I T N E S S E T H:


                         WHEREAS, the Boards of Directors of Warner-Lambert
and AHP deem it advisable and in the best interests of each corporation and its respective stockholders that Warner-Lambert and AHP engage in a business combination as peer firms in a merger of equals in order to advance the long-term strategic business interests of Warner-Lambert and AHP;

                         WHEREAS, the combination of Warner-Lambert and AHP
shall be effected by the terms of this Agreement through a merger as outlined below (the "Merger");

                         WHEREAS, in furtherance thereof, the respective
Boards of Directors of Warner-Lambert and AHP have approved the Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each share of common stock, par value $1.00 per share, of Warner-Lambert ("Warner-Lambert Common Stock") issued and outstanding immediately prior to the Effective Time (as defined in Section 1.3), other than shares owned or held directly or indirectly by AHP or directly or indirectly by Warner-Lambert, will be converted into the right to receive shares of common stock, par value $0.33 1/3 per share, of AHP ("AHP Common Stock") as set forth in Section 1.8;

                         WHEREAS, contemporaneously with the execution and
delivery of this Agreement, (i) as a condition and inducement to AHP's willingness to enter into this Agreement and the AHP Stock Option Agreement referred to below, AHP and Warner-Lambert are entering into a Stock Option Agreement dated as of the date hereof in the form of Exhibit A (the "Warner-Lambert Stock Option Agreement") pursuant to which Warner-Lambert is granting to AHP an option to purchase shares of Warner-Lambert Common Stock and (ii) as a condition and inducement to Warner-Lambert's willingness to enter into this Agreement and the Warner-Lambert Stock Option Agreement, Warner-Lambert and AHP are entering into a Stock Option Agreement dated as of the date hereof in the form of Exhibit B (the "AHP Stock Option Agreement", and together with the Warner-Lambert Stock Option Agreement, the "Stock Option Agreements"), pursuant to which AHP is granting to Warner-Lambert an option to purchase shares of AHP Common Stock;

                         WHEREAS, for Federal income tax purposes, it is
intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder; and

                         WHEREAS, for accounting purposes, it is intended
that the Merger shall be accounted for as a pooling of interests transaction under United States generally accepted accounting principles ("GAAP").

                         NOW, THEREFORE, in consideration of the foregoing
and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Stock Option Agreements, and intending to be legally bound hereby and thereby, the parties hereto agree as follows:


                                   ARTICLE I

                      THE MERGER; CERTAIN RELATED MATTERS

                         1.1      The Merger.  Upon the terms and subject to
the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into Warner-Lambert at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease and Warner-Lambert shall continue as the surviving corporation (the "Surviving Corporation").

                         1.2      Closing.  Upon the terms and subject to the
conditions set forth in Article VI and the termination rights set forth in
Article VII, the closing of the Merger (the "Closing") will take place on the first Business Day after the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Article VI, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the "Closing Date"). The Closing shall be held at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York, 10017, unless another place is agreed to in writing by the parties hereto.

                         1.3      Effective Time.  As soon as practicable
following the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VI, at the Closing the parties shall (i) file a certificate of merger (the "Certificate of Merger") in such form as is required by and executed in accordance with the relevant provisions of the DGCL and (ii) make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such subsequent time as AHP and Warner-Lambert shall agree and as shall be specified in the

Certificate of Merger (the date and time the Merger becomes effective being the "Effective Time").

                         1.4      Effects of the Merger.  At and after the
Effective Time, the Merger will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Warner-Lambert and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Warner-Lambert and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                         1.5      Certificate of Incorporation.  (a)  The
certificate of incorporation of Warner-Lambert, as in effect immediately prior to the Effective Time, shall be amended and restated so as to read in its entirety in the form set forth as Exhibit 1.5 and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

                         (b)      The certificate of incorporation of AHP
shall be amended effective as of the Effective Time as set forth on Exhibit 1.5(b) hereto. Such amendment is referred to herein as the "Certificate Amendment."

                         1.6      Bylaws.  (a)  The bylaws in the form
attached as Exhibit 1.6(a) shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

                         (b)      The bylaws of AHP shall be amended effective
as of the Effective Time to the effect provided in Exhibit 1.6(b), with such
changes therein as the parties may mutually agree.   The amendment to the
bylaws of AHP if the Bylaw Amendment Vote is obtained is referred to in this Agreement as the "AHP Bylaw Amendment." For purposes of this agreement, the term "Bylaw Amendment Vote" means the affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of AHP stock entitled to vote generally in the election of directors, voting together as a single class.

                         1.7      Officers and Directors of Surviving
Corporation and Newco. The officers of Warner-Lambert as of the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be. The directors of the Surviving Corporation as of the Effective Time shall be as provided in Exhibit 1.7, which individuals will serve as directors of the Surviving Corporation until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified. The officers and directors of AHP, as of the Effective Time, will be as provided in Section 5.2. AHP as of and after the Effective Time is sometimes referred to herein as "Newco."

                         1.8      Effect on Capital Stock.

                         (a)      At the Effective Time, by virtue of the
Merger and without any action on the part of the holder thereof, each share of Warner-Lambert Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Warner-Lambert Common Stock owned by AHP or Merger Sub or held by Warner-Lambert, all of which shall be canceled as provided in Section 1.8(c)), together with the associated Warner-Lambert Rights, shall be converted into 1.4919 validly issued, fully paid and non-assessable shares (the "Exchange Ratio") of AHP Common Stock and the associated AHP Rights (as hereinafter defined) (together with any cash in lieu of fractional shares of AHP Common Stock to be paid pursuant to Section 2.5, the "Merger Consideration").

                         (b)      As a result of the Merger and without any
action on the part of the holders thereof, at the Effective Time, all shares of Warner-Lambert Common Stock (together with the associated Warner-Lambert Rights) shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Warner-Lambert Common Stock (a "Certificate") shall thereafter cease to have any rights with respect to such shares of Warner-Lambert Common Stock, except as provided herein or by law.

                         (c)      Each share of Warner-Lambert Common Stock
issued and owned by AHP or Merger Sub or held by Warner-Lambert at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired and no stock of AHP or other consideration shall be delivered in exchange therefor.

                         (d)      At the Effective Time, by virtue of the
Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time, shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

                         1.9      Warner-Lambert Stock Options and Other
Equity-Based Awards.

                         (a)      Each Warner-Lambert Stock Option (as defined
in Section 3.2(b)) that was granted pursuant to the Warner-Lambert Stock Option Plans (as defined in Section 3.2(b)) prior to the Effective Time and which remains outstanding immediately prior to the Effective Time shall cease to represent a right to acquire shares of Warner-Lambert Common Stock and shall be converted, at the Effective Time, into an option to acquire, on the same terms and conditions as were applicable under the Warner-Lambert Stock Option (but taking into account any changes thereto, including the acceleration thereof, provided for in the Warner-Lambert Stock Option Plans or in such option by reason of this Agreement or the transactions contemplated hereby), that number of shares of AHP Common Stock determined by multiplying the number of shares of Warner-Lambert Common Stock subject to such Warner-Lambert Stock Option by the Exchange Ratio, rounded, if necessary, to the nearest whole share of AHP Common Stock, at a price per share (rounded to the nearest one-hundredth of a cent) equal to the per share exercise price specified in such Warner-Lambert Stock Option divided by the Exchange Ratio; provided, however, that in the case of any Warner-Lambert Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code.

                         (b)      Pursuant to the Warner-Lambert Stock Option
Plans, restricted shares of Warner-Lambert Common Stock granted pursuant thereto which are outstanding immediately prior to the Effective Time shall become fully vested and free of restrictions as of the Effective Time in accordance with the terms thereof. Each such award shall be converted, as of the Effective Time, into a number of shares of AHP Common Stock equal to the product of (1) the number of shares subject to the award and (2) the Exchange Ratio; and the number of shares of AHP Common Stock as so determined shall be delivered to the holder of each such award as soon as practicable following the Effective Time. On or prior to the Effective Time, Warner-Lambert will take all actions necessary such that awards of restricted shares are treated in accordance with the immediately preceding sentences, including, but not limited to, precluding each holder from receiving any cash payments in respect of such awards in connection with the Merger.

                         (c)      All Warner-Lambert stock credits (including
any fractions thereof) in each stock account which is governed by the terms of Warner-Lambert's 1996 Stock Plan ("Warner-Lambert Stock Credits") shall, as of the Effective Time, be converted into a number of AHP stock credits equal to the product of (1) the number of Warner-Lambert Stock Credits in such stock account immediately prior to the Effective Time and (2) the Exchange Ratio, and shall otherwise remain subject to the terms and conditions applicable to such Warner-Lambert Stock Credits. On or prior to the Effective Time, Warner-Lambert shall take all actions necessary to ensure that such Warner-Lambert Stock Credits are converted in accordance with the immediately preceding sentence, including, but not limited to, precluding each holder from receiving any cash payments in respect of such stock account in connection with the Merger.

                         (d)      As soon as practicable after the Effective
Time, Newco shall deliver to the holders of Warner-Lambert Stock Options appropriate notices setting forth such holders' rights pursuant to the Warner-Lambert Stock Option Plans (including that, in connection with the Merger and pursuant to the terms of the Warner-Lambert Stock Option Plans, the Warner-Lambert Stock Options have become fully vested and exercisable) and the agreements evidencing the grants of such Warner-Lambert Stock Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.9 after giving effect to the Merger and the terms of the Warner-Lambert Stock Option Plans). To the extent permitted by law, Newco shall comply with the terms of the Warner-Lambert Stock Option Plans and shall take such reasonable steps as are necessary or required by, and subject to the provisions of, such Warner-Lambert Stock Option Plans, to have the Warner-Lambert Stock Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options of Newco after the Effective Time.

                         (e)      Newco shall take all corporate action
necessary to reserve for issuance a sufficient number of shares of AHP Common Stock for delivery upon exercise of Warner-Lambert Stock Options or in connection with restricted shares or in connection with the settlement of stock accounts in accordance with this Section 1.9. Promptly after the Effective Time, Newco shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of AHP Common Stock subject to such options or restricted shares or stock accounts and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options, restricted shares or stock accounts remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), where applicable, Newco shall administer the Warner-Lambert Stock Option Plans in a manner consistent with the exemptions provided by Rule 16b-3 promulgated under the Exchange Act.

                         1.10     Certain Adjustments.  If, between the date
of this Agreement and the Effective Time, the outstanding AHP Common Stock or

Warner-Lambert Common Stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Exchange Ratio shall be appropriately adjusted to provide to the holders of Warner-Lambert Common Stock the same economic effect as contemplated by this Agreement prior to such event.

                         1.11     Associated Rights.  References in Article I
and Article II of this Agreement to Warner-Lambert Common Stock shall include, unless the context requires otherwise, the associated Warner-Lambert Rights and references in Article I and Article II of this Agreement to AHP Common Stock shall include, unless the context requires otherwise, the associated AHP Rights.


                                  ARTICLE II

                           EXCHANGE OF CERTIFICATES

                         2.1      Exchange Fund.  Prior to the Effective Time,
AHP shall appoint a commercial bank or trust company reasonably acceptable to Warner-Lambert having net capital of not less than $300,000,000, or a subsidiary thereof, to act as exchange agent hereunder for the purpose of exchanging Certificates for the Merger Consideration (the "Exchange Agent"). At or prior to the Effective Time, AHP shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Warner-Lambert Common Stock, certificates representing the AHP Common Stock issuable pursuant to Section
1.8 in exchange for outstanding shares of Warner-Lambert Common Stock. AHP agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section
2.5 and any dividends and other distributions pursuant to Section 2.3. Any cash and certificates of AHP Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund".

                         2.2      Exchange Procedures.  Promptly after the
Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of a Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as AHP may reasonably specify (such letter to be reasonably acceptable to Warner-Lambert prior to the Effective Time) and
(ii) instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor
(A) one or more shares of AHP Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 1.8 (after taking into account all shares of Warner-Lambert Common Stock then held by such holder) and (B) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Article II, including cash in lieu of any fractional shares of AHP Common Stock pursuant to Section 2.5 and dividends and other distributions pursuant to Section 2.3. No interest will be paid or will accrue on any cash payable pursuant to Section 2.3 or Section 2.5. In the event of a transfer of ownership of Warner-Lambert Common Stock which is not registered in the transfer records of Warner-Lambert, one or more shares of AHP Common Stock evidencing, in the aggregate, the proper number of shares of AHP Common Stock, a check in the proper amount of cash in lieu of any fractional shares of AHP Common Stock pursuant to Section 2.5 and any dividends or other distributions to which such holder is entitled pursuant to
Section 2.3, may be issued with respect to such Warner-Lambert Common Stock to such a transferee if the Certificate representing such shares of Warner-Lambert Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

                         2.3      Distributions with Respect to Unexchanged
Shares. No dividends or other distributions declared or made with respect to shares of AHP Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of AHP Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of AHP Common Stock shall be paid to any such holder pursuant to
Section 2.5 until such holder shall surrender such Certificate in accordance with Section 2.2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to such holder of shares of AHP Common Stock issuable in exchange therefor, without interest,
(a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of AHP Common Stock to which such holder is entitled pursuant to Section 2.5 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of AHP Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of AHP Common Stock.

                         2.4      No Further Ownership Rights in Warner-
Lambert Common Stock. All shares of AHP Common Stock issued and cash paid upon conversion of shares of Warner-Lambert Common Stock in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Section 2.3 or 2.5) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Warner-Lambert Common Stock.

                         2.5      No Fractional Shares of AHP Common Stock.

                         (a)      No certificates or scrip or shares of AHP
Common Stock representing fractional shares of AHP Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of AHP or a holder of shares of AHP Common Stock.

                         (b)      Notwithstanding any other provision of this
Agreement, each holder of shares of Warner-Lambert Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of AHP Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of AHP Common Stock multiplied by (ii) the closing price for a share of AHP Common Stock on the New York Stock Exchange, Inc. ("NYSE") Composite Transactions Tape on the date of the Effective Time or, if such date is not a Business Day, the Business Day immediately following the date on which the Effective Time occurs. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify AHP, and AHP shall cause the Surviving Corporation to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

                         2.6      Termination of Exchange Fund.  Any portion
of the Exchange Fund which remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to Newco or otherwise on the instruction of Newco, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Newco for the Merger Consideration with respect to the shares of Warner-Lambert Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.8 and Section 2.2, any cash in lieu of fractional shares of AHP Common Stock to which such holders are entitled pursuant to Section 2.5 and any dividends or distributions with respect to shares of AHP Common Stock to which such holders are entitled pursuant to Section 2.3. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Warner-Lambert Common Stock five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 3.1(c)(iii)) shall, to the extent permitted by law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

                         2.7      No Liability.  None of AHP, Merger Sub,
Warner-Lambert, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                         2.8      Investment of the Exchange Fund.  The
Exchange Agent shall invest any cash included in the Exchange Fund as directed by Newco on a daily basis; provided, that no such investment or loss thereon shall affect the amounts payable to Warner-Lambert stockholders pursuant to Article I and the other provisions of this Article II. Any interest and other income resulting from such investments shall promptly be paid to Newco.

                         2.9      Lost Certificates.  If any Certificate shall
have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Warner-Lambert Common Stock formerly represented thereby, any cash in lieu of fractional shares of AHP Common Stock, and unpaid dividends and distributions on shares of AHP Common Stock deliverable in respect thereof, pursuant to this Agreement.

                         2.10     Withholding Rights.  Each of the Surviving
Corporation and AHP shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Warner-Lambert Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or AHP, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Warner-Lambert Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or AHP, as the case may be.

                         2.11     Further Assurances.  At and after the
Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Warner-Lambert or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Warner-Lambert or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                         2.12     Stock Transfer Books.  The stock transfer
books of Warner-Lambert shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Warner-Lambert Common Stock thereafter on the records of Warner-Lambert. On or after the Effective Time, any Certificates presented to the Exchange Agent or AHP for any reason shall be converted into the Merger Consideration with respect to the shares of Warner-Lambert Common Stock formerly represented thereby (including any cash in lieu of fractional shares of AHP Common Stock to which the holders thereof are entitled pursuant to Section 2.5) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3.

                         2.13     Affiliates.  Notwithstanding anything to the
contrary herein, to the fullest extent permitted by law, no certificates representing shares of AHP Common Stock or cash shall be delivered to a Person who may be deemed an "affiliate" of Warner-Lambert in accordance with
Section 5.13 hereof for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), or for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable rules and regulations of the Securities and Exchange Commission (the "SEC") until such Person has executed and delivered an Affiliate Agreement (as defined in Section 5.13) to AHP.

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES

                         3.1      Representations and Warranties of AHP.
Except as set forth in the AHP Disclosure Schedule delivered by AHP to Warner-Lambert prior to the execution of this Agreement (the "AHP Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein), AHP represents and warrants to Warner-Lambert as follows:

                         (a)      Organization, Standing and Power;
Subsidiaries.

                         (i) Each of AHP and each of its Subsidiaries (as defined in Section 8.11) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failures to be so organized, existing and in good standing or to have such power and authority, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on AHP, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failures so to qualify or to be in good standing, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on AHP. The copies of the certificate of incorporation and bylaws of AHP which were previously furnished or made available to Warner-Lambert are true, complete and correct copies of such documents as in effect on the date of this Agreement.

                         (ii) Exhibit 21 to AHP's Annual Report on Form 10-K for the year ended December 31, 1998 includes all the Subsidiaries of AHP which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are, except as set forth in Exhibit 21, owned directly or indirectly by AHP, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively "Liens") and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws. Except as set forth in the AHP SEC Reports (as defined in Section 3.1(d)) filed prior to the date hereof, as of the date of this Agreement, neither AHP nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than Subsidiaries), that is or would reasonably be expected to be material to AHP and its Subsidiaries taken as a whole.

                         (b)      Capital Structure.

                         (i) As of October 31, 1999, the authorized capital stock of AHP consisted of (A) 2,400,000,000 shares of AHP Common Stock of which 1,305,717,877 shares were outstanding and 116,374,487 shares were held in the treasury of AHP and (B) 5,000,000 shares of Preferred Stock, par value $2.50 per share, of which 24,466 shares designated as $2 Convertible Preferred Stock (the "$2 Convertible Preferred Stock") were outstanding and of which 1,400,000 shares have been designated Series A Junior Participating Preferred Stock and reserved for issuance upon exercise of the rights (the "AHP Rights") distributed to the holders of AHP Common Stock pursuant to the Rights Agreement, dated as of October 13, 1999 between AHP and ChaseMellon Shareholder Services, L.L.C. (the "AHP Rights Agreement"). As of October 31, 1999, AHP had reserved or has available 880,776 shares of AHP Common Stock for issuance upon conversion of the $2 Convertible Preferred Stock. Since October 31, 1999 to the date of this Agreement, there have been no issuances of shares of the capital stock of AHP or any other securities of AHP other than issuances of shares (and accompanying AHP Rights) upon conversion of the $2 Convertible Preferred Stock or pursuant to options or rights outstanding as of October 31, 1999 under the Benefit Plans (as defined in Section 8.11(b)) of AHP. All issued and outstanding shares of the capital stock of AHP are, and when shares of AHP Common Stock are issued in the Merger or upon exercise of stock options converted in the Merger pursuant to Section 1.9, such shares will be, duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights. There were outstanding as of October 31, 1999 no options, warrants or other rights to acquire capital stock from AHP other than (x) the AHP Rights and (y) options, restricted stock and other rights to acquire capital stock from AHP representing in the aggregate the right to purchase approximately 87,479,042 shares of AHP Common Stock (collectively, the "AHP Stock Options") under AHP's 1980 Stock Option

         Plan, AHP's 1985 Stock Option Plan, AHP's Management Incentive Plan, AHP's 1990 Stock Incentive Plan, AHP's 1993 Stock Incentive Plan, AHP's 1996 Stock Incentive Plan, 1999 Stock Incentive Plan, Stock Option Plan for Non-Employee Directors and the 1994 Restricted Stock Plan for Non-Employee Directors (collectively, the "AHP Stock Option Plans"). Section 3.1(b) of the AHP Disclosure Schedule sets forth a complete and correct list, as of October 31, 1999, of the number of shares of AHP Common Stock subject to AHP Stock Options or other rights to purchase or receive AHP Common Stock granted under the AHP Benefit Plans or otherwise, the dates of grant and the exercise prices thereof. No options or warrants or other rights to acquire capital stock from AHP have been issued or granted since October 31, 1999 to the date of this Agreement.

                         (ii) No bonds, debentures, notes or other indebtedness of AHP having the right to vote on any matters on which holders of capital stock of AHP may vote ("AHP Voting Debt") are issued or outstanding.

                         (iii)    Except as otherwise set forth in this
         Section 3.1(b) and as contemplated by Section 1.8 and Section 1.9, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which AHP or any of its Subsidiaries is a party or by which any of them is bound obligating AHP or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of AHP or any of its Subsidiaries or obligating AHP or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of AHP, any of its Subsidiaries or, to the knowledge of AHP, any of its Majority Owned Restricted Affiliates to repurchase, redeem or otherwise acquire any shares of capital stock of AHP, any of its Subsidiaries or any of its Majority Owned Restricted Affiliates.

                         (c)      Authority; No Conflicts.

                         (i) AHP has all requisite corporate power and authority to enter into this Agreement and the Stock Option Agreements and to consummate the transactions contemplated hereby and thereby, subject to obtaining the requisite stockholder approval of the issuance of the shares of AHP Common Stock to be issued in the Merger (the "Share Issuance") and the Certificate Amendment

         (collectively, the "AHP Stockholder Approval"). The execution and delivery of this Agreement and the Stock Option Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of AHP, subject to obtaining the AHP Stockholder Approval. This Agreement and the Stock Option Agreements have been duly executed and delivered by AHP and constitute valid and binding agreements of AHP, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                         (ii) The execution and delivery of this Agreement and the Stock Option Agreements by AHP does not or will not, as the case may be, and the consummation by AHP of the Merger and the other transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on, or the loss of, any assets, including Intellectual Property (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a "Violation") pursuant to: (A) any provision of the certificate of incorporation or Bylaws of AHP, any material Subsidiary of AHP or, to the knowledge of AHP, any of its Majority Owned Restricted Affiliates, or (B) except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on AHP, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to AHP, any Subsidiary of AHP or, to the knowledge of AHP, any of its Majority Owned Restricted Affiliates, or their respective properties or assets.

                         (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "Governmental Entity"), is required by or with respect to AHP or any Subsidiary of AHP in connection with the execution and delivery of this Agreement and the Stock Option Agreements by AHP or the consummation of the Merger and the other transactions contemplated hereby and thereby, except for those required under or in relation to (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) state securities or "blue sky" laws (the "Blue Sky Laws"),
         (C) the Securities Act, (D) the Exchange Act, (E) the DGCL with respect to the filing of the Certificate of Merger, (F) rules and regulations of the NYSE, (G) antitrust or other competition laws of other jurisdictions, and (H) such consents, approvals, orders, authorizations, registrations, declarations and filings the failures of which to make or obtain, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on AHP. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses
         (A) through (G) are hereinafter referred to as "Necessary Consents".

                         (d)      Reports and Financial Statements.

                         (i) AHP has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 1998 (collectively, including all exhibits thereto, the "AHP SEC Reports"). No Subsidiary of AHP is required to file any form, report, registration statement, prospectus or other document with the SEC. None of the AHP SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the AHP SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of AHP and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to the absence of notes and normal year-end adjustments that have not been and are not expected to be material in amount. All of such AHP SEC Reports, as of their respective dates (and as of the date of any amendment to the respective AHP SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

                         (ii) Except as disclosed in the AHP SEC Reports filed prior to the date hereof, since December 31, 1998, AHP and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of AHP and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business or (B) liabilities that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on AHP.

                         (e)      Information Supplied.

                         (i) None of the information supplied or to be supplied by AHP for inclusion or incorporation by reference in (A) the Form S-4 (as defined in Section 5.1) will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (B) the Joint Proxy Statement/Prospectus (as defined in Section 5.1) will, on the date it is first mailed to Warner-Lambert stockholders or AHP stockholders or at the time of the Warner-Lambert Stockholders Meeting or the AHP Stockholders Meeting (each as defined in Section 5.1), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

                         (ii) Notwithstanding the foregoing provisions of this Section 3.1(e), no representation or warranty is made by AHP with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied by Warner-Lambert for inclusion or incorporation by reference therein.

                         (f)      Board Approval.  The Board of Directors of
AHP, by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way (the "AHP Board Approval"), has duly (i) determined that this Agreement and the Merger and the AHP Stock Option Agreement are fair to and in the best interests of AHP and its stockholders, (ii) approved this Agreement, the AHP Stock Option Agreement, the Merger, the Certificate Amendment, the amendments to the bylaws of AHP provided for in Section 1.6(b) hereto and the Share Issuance and (iii) recommended that the stockholders of AHP approve the Share Issuance, the AHP Bylaw Amendment and adopt the Certificate Amendment and directed that the Certificate Amendment, the AHP Bylaw Amendment and the Share Issuance be submitted for consideration by AHP's stockholders at the AHP Stockholders Meeting. The AHP Board Approval constitutes approval of this Agreement, the AHP Stock Option Agreement and the Merger for purposes of
Section 203 of the DGCL. To the knowledge of AHP, except for Section 203 of the DGCL (which has been rendered inapplicable), no state takeover statute is applicable to this Agreement, the AHP Stock Option Agreement or the Merger or the other transactions contemplated hereby or thereby.

                         (g)      Vote Required.  The adoption of the
Certificate Amendment by (i) the holders of a majority of the outstanding shares of AHP Common Stock and $2 Convertible Preferred Stock, voting together as a single class, and (ii) the holders of a majority of the outstanding shares of AHP Common Stock voting as a separate class, and the approval of the Stock Issuance by a majority of the votes cast thereon by the holders of shares of AHP Common Stock and shares of $2 Convertible Preferred Stock, voting together as a single class, are the only votes of the holders of any class or series of AHP capital stock necessary to approve the transactions contemplated by the Merger Agreement, including, the Certificate Amendment and the Share Issuance.

                         (h)      Litigation; Compliance with Laws.

                         (i) Except as disclosed in the AHP SEC Reports filed prior to the date of this Agreement, there are no suits, actions or proceedings (collectively "Actions") pending or, to the knowledge of AHP, threatened, against or affecting AHP or any Subsidiary of AHP which, in the aggregate, would reasonably be expected to have a Material Adverse Effect on AHP, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against AHP or any Subsidiary of AHP which, in the aggregate, would reasonably be expected to have a Material Adverse Effect on AHP.

                         (ii) Except as disclosed in the AHP SEC Reports filed prior to the date of this Agreement and except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on AHP, AHP and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses of AHP and its Subsidiaries, taken as a whole (the "AHP Permits"). AHP and its Subsidiaries are in compliance with the terms of the AHP Permits, except where the failures to so comply, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on AHP. Except as disclosed in the AHP SEC Reports filed prior to the date of this Agreement, neither AHP nor its Subsidiaries is in violation of, and AHP and its Subsidiaries have not received any notices of violations with respect to, any laws, ordinances or regulations of any Governmental Entity, except for violations which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on AHP.

                         (iii) As of the date of this Agreement, AHP has provided to Warner-Lambert prior to the execution of this Agreement all information known to AHP which is relevant and material to an assessment of the liability exposure of AHP and its Subsidiaries with respect to the matters referred to in clauses (I) and (II) of the proviso in the definition of Material Adverse Effect as to which Warner-Lambert has requested such information prior to the date hereof. As of the date hereof, there is no information relating to the litigation matters and Actions disclosed in the AHP SEC Reports or included on the AHP Disclosure Schedule as to which Warner-Lambert has requested such information, including the matters referred to in the preceding sentence (the "AHP Specified Litigation Matters") in the possession of AHP, its Subsidiaries or their counsel not heretofore provided to Warner-Lambert which, in the aggregate, would reasonably be expected to have a Material Adverse Effect.

                         (i)      Absence of Certain Changes or Events.
Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, except as disclosed in the AHP SEC Reports filed prior to the date of this Agreement, and except as permitted by Section 4.1, since December 31, 1998, (i) AHP and its Subsidiaries have conducted their business only in the ordinary course and (ii) there has not been any action taken by AHP or any of its Subsidiaries during the period from December 31, 1998 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.1. Except as disclosed in the AHP SEC Reports filed prior to the date of this Agreement, since December 31, 1998

(or in the event the second proviso in the definition of Material Adverse Effect is applicable (and accordingly so that the exclusion in the first proviso of the definition of Material Adverse Effect is inoperative with respect to Section 3.1(i)) in the case of matters referred to in clauses (I) and (II) of the proviso in the definition of Material Adverse Effect, since the date of the Agreement), there have not been any changes, circumstances or events (including changes, circumstances or events involving, impacting or related to development stage products of AHP) which, in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect on AHP.

                         (j)      Environmental Matters.  Except as, in the
aggregate, would not reasonably be expected to have a Material Adverse Effect on AHP and except as disclosed in the AHP SEC Reports filed prior to the date of this Agreement (i) the operations of AHP and its Subsidiaries have been and are in compliance with all Environmental Laws (as defined below), and with all licenses required by Environmental Laws, (ii) there are no pending or, to the knowledge of AHP, threatened, Actions under or pursuant to Environmental Laws against AHP or its Subsidiaries or involving any real property currently or, to the knowledge of AHP, formerly owned, operated or leased by AHP or its Subsidiaries, (iii) AHP and its Subsidiaries are not subject to any Environmental Liabilities (as defined below), and, to the knowledge of AHP, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or, to the knowledge of AHP, formerly owned, operated or leased by AHP or its Subsidiaries or operations thereon would reasonably be expected to result in Environmental Liabilities, (iv) all real property owned and to the knowledge of AHP all real property operated or leased by AHP or its Subsidiaries is free of contamination from Hazardous Material (as defined below) that would have an adverse effect on human health or the environment and (v) there is not now, nor, to the knowledge of AHP, has there been in the past, on, in or under any real property owned, leased or operated by AHP or any of its predecessors (a) any underground storage tanks regulated pursuant to 40 C.F.R. Part 280 or delegated state programs, dikes or impoundments containing more than a reportable quantity of Hazardous Materials, (b) any friable asbestos-containing materials or (c) any polychlorinated biphenyls.

                         As used in this Agreement, "Environmental Laws"
means any and all federal, state, foreign, interstate, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decisions, injunctions, orders, decrees, requirements of any Governmental Entity, any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct concerning pollution, Hazardous Materials or protection of human health, safety or the environment, as currently in effect and includes the Comprehensive

Environmental Response, Compensation and Liability Act, 42 U.S.C.
Section 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C.
Section 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C.
Section 6901 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 33 U.S.C. Section 2601 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C., Section 136 et seq., Occupational Safety and Health Act 29 U.S.C. Section 651 et seq. and the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes. As used in this Agreement, "Environmental Liabilities" with respect to any person means any and all liabilities of or relating to such person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such person or any of such Subsidiaries), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date. As used in this Agreement, "Hazardous Materials" means any materials or wastes, defined, listed, classified or regulated as hazardous, toxic, a pollutant, a contaminant or dangerous in or under any Environmental Laws which includes petroleum, petroleum products, friable asbestos, urea formaldehyde, radioactive materials and polychlorinated biphenyls.

                         (k)      Intellectual Property.  Except as, in the
aggregate, would not reasonably be expected to have a Material Adverse Effect on AHP and except as disclosed in the AHP SEC Reports filed prior to the date of the Agreement: (a) AHP and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property (as defined below) used in or necessary for the conduct of its business as currently conducted; (b) the use of any Intellectual Property by AHP and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which AHP or any Subsidiary acquired the right to use any Intellectual Property; (c) to the knowledge of AHP, no Person is challenging, infringing on or otherwise violating any right of AHP or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to AHP or its Subsidiaries; and (d) neither AHP nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by AHP and its Subsidiaries and to its knowledge no Intellectual Property owned and/or licensed by AHP or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, "Intellectual Property" shall mean trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights.

                         (l)      Brokers or Finders.  No agent, broker,
investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of AHP, except Chase Securities Inc. and Morgan Stanley & Co. Incorporated, each of whose fees and expenses will be paid by AHP in accordance with AHP's agreements with such firms, copies of which have been provided to Warner-Lambert.

                         (m)      Opinions of AHP Financial Advisors.  AHP has
received the opinions of Chase Securities Inc. and Morgan Stanley & Co. Incorporated, each dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to AHP and its stockholders, a copy of which opinions have been made available to Warner-Lambert.

                         (n)      Accounting Matters.  To the knowledge of
AHP, neither AHP nor any of its affiliates has taken or agreed to take any action, and no fact or circumstance is known to AHP, that would prevent AHP from accounting for the Merger as a "pooling of interests". At or prior to the date hereof, AHP has received a letter from its independent public accountants addressed to AHP, with a copy to Warner-Lambert, to the effect that, based upon representations provided by AHP and Warner-Lambert and a poolability letter from the independent public accountants of Warner-Lambert, accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations is appropriate if the Merger is consummated and closed as contemplated by this Agreement.

                         (o)      Taxes.  Each of AHP and its Subsidiaries has
filed all Tax Returns required to have been filed (or extensions have been duly obtained) and has paid all Taxes required to have been paid by it, except where failure to file such Tax Returns or pay such Taxes would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on AHP. For purposes of this Agreement: (i) "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority or any obligation to pay Taxes imposed on any entity for which a party to this Agreement is liable as a result of any indemnification provision or other contractual obligation, and
(ii) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

                         (p)      Certain Contracts.  As of the date hereof,
except as set forth in the AHP SEC Reports filed prior to the date of this Agreement, neither AHP nor any of its Subsidiaries is a party to or bound by
(i) any "material contracts" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or (ii) any non-competition agreements or any other agreements or arrangements that limit or otherwise restrict AHP or any of its Subsidiaries or any of their respective affiliates or any successor thereto, or that would, after the Effective Time, to the knowledge of AHP, limit or restrict Newco or any of its affiliates (including the Surviving Corporation) or any successor thereto, from engaging or competing in any line of business or in any geographic area, which agreements or arrangements, in the aggregate, would reasonably be expected to have a Material Adverse Effect on Newco and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together, after giving effect to the Merger.

                         (q)      AHP Stockholder Rights Plan. The Board of
Directors of AHP has amended the AHP Rights Agreement in accordance with its terms to render it inapplicable to the transactions contemplated by this Agreement and the AHP Stock Option Agreement. AHP has delivered to Warner-Lambert a true and correct copy of the AHP Rights Agreement, as amended, in effect as of execution and delivery of this Agreement.

                         3.2      Representations and Warranties of Warner-
Lambert. Except as set forth in the Warner-Lambert Disclosure Schedule delivered by Warner-Lambert to AHP prior to the execution of this Agreement (the "Warner-Lambert Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein), Warner-Lambert represents and warrants to AHP as follows:

                         (a)      Organization, Standing and Power;
Subsidiaries.

                                          (i)      Each of Warner-Lambert and
                                  each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failures to be so organized, existing and in good standing or to have such power and authority, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Warner-Lambert and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failures so to qualify or to be in good standing in the aggregate would not reasonably be expected to have a Material Adverse Effect on Warner-Lambert. The copies of the certificate of incorporation and Bylaws of Warner-Lambert which were previously furnished or made available to AHP are true, complete and correct copies of such documents as in effect on the date of this Agreement.

                                          (ii)     Exhibit 21 to Warner-
                                  Lambert's Annual Report on Form 10-K for the year ended December 31, 1998 includes all the Subsidiaries of Warner-Lambert which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC). All the outstanding shares of capital stock of, or other equity interests in, each such

                                  Significant Subsidiary have been validly issued and are fully paid and nonassessable and are, except as set forth in Exhibit 21, owned directly or indirectly by Warner-Lambert, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws. Except as set forth in the Warner-Lambert SEC Reports (as defined in
                                  Section 3.2(d)) filed prior to the date
                                  hereof, neither Warner-Lambert nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than Subsidiaries), that is or would reasonably be expected to be material to Warner-Lambert and its Subsidiaries taken as a whole.

                         (b)      Capital Structure.

                         (i) As of October 31, 1999, the authorized capital stock of Warner-Lambert consisted of (A) 1,200,000,000 shares of Warner-Lambert Common Stock, of which 858,661,329 shares were outstanding and 103,320,279 shares were held in the treasury of Warner-Lambert and (B) 5,000,000 shares of Preferred Stock, par value $1.00 per share, none of which were outstanding and 400,000 shares of which have been designated Series A Junior Participating Preferred Stock and reserved for issuance upon exercise of the rights (the "Warner-Lambert Rights") distributed to the holders of Warner-Lambert Common Stock pursuant to the Rights Agreement dated as of March 25, 1997, between Warner-Lambert and First Chicago Trust Company of New York (the "Warner-Lambert Rights Agreement"). Since October 31, 1999 to the date of this Agreement, there have been no issuances of shares of the capital stock of Warner-Lambert or any other securities of Warner-Lambert other than issuances of shares (and accompanying Warner-Lambert Rights) pursuant to options or rights outstanding as of October 31, 1999 under the Benefit Plans of Warner-Lambert. All issued and outstanding shares of the capital stock of Warner-Lambert are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to preemptive rights.
         There were outstanding as of October 31, 1999 no options, warrants or other rights to acquire capital stock from Warner-Lambert other than
         (x) the Warner-Lambert Rights and (y) options and other rights to acquire capital stock of Warner-Lambert representing in the aggregate the right to purchase 75,056,685 shares of Warner-Lambert Common Stock (collectively, the "Warner-Lambert Stock Options") under the 1989 Stock Plan, the 1992 Stock Plan, the 1996 Stock Plan, the Restricted Stock Plan for Directors and the Deferred Compensation Plan for Directors (collectively, the "Warner-Lambert Stock Option Plans"). Except in connection with pre-employment grants of Warner-Lambert Stock Options made in a manner consistent with past practice to purchase, in the aggregate, not more than 5,000 shares of Warner-Lambert Common Stock, Section 3.2(b) of the Warner-Lambert Disclosure Schedule sets forth a complete and correct list, as of October 31, 1999, of the number of shares of Warner-Lambert Common Stock subject to Warner-Lambert Stock Options or other rights to purchase or receive Warner-Lambert Common Stock granted under the Warner-Lambert Benefit Plans or otherwise, the dates of grant and the exercise prices thereof. Except in connection with pre-employment grants of Warner-Lambert Stock Options made in a manner consistent with past practice to purchase, in the aggregate, not more than 5,000 shares of Warner-Lambert Common Stock, no options or warrants or other rights to acquire capital stock from Warner-Lambert have been issued or granted since October 31, 1999 to the date of this Agreement.

                         (ii) No bonds, debentures, notes or other indebtedness of Warner-Lambert having the right to vote on any matters on which stockholders may vote ("Warner-Lambert Voting Debt") are issued or outstanding.

                         (iii)    Except as otherwise set forth in this
         Section 3.2(b), as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Warner-Lambert or any of its Subsidiaries is a party or by which any of them is bound obligating Warner-Lambert or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Warner-Lambert or any of its Subsidiaries or obligating Warner-Lambert or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of Warner-Lambert, any of its Subsidiaries or to the knowledge of Warner-Lambert, any of its Majority Owned Restricted Affiliates to repurchase, redeem or otherwise acquire any shares of capital stock of Warner-Lambert, any of its Subsidiaries or, to the knowledge of Warner-Lambert, any of its Majority Owned Restricted Affiliates.

                         (c)      Authority; No Conflicts.

                         (i) Warner-Lambert has all requisite corporate power and authority to enter into this Agreement and the Stock Option Agreements and to consummate the transactions contemplated hereby and thereby, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required Warner-Lambert Vote (as defined in Section 3.2(g)). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Warner-Lambert, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required Warner-Lambert Vote. This Agreement and the Stock Option Agreements have been duly executed and delivered by Warner-Lambert and constitute valid and binding agreements of Warner-Lambert, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                         (ii) The execution and delivery of this Agreement and the Stock Option Agreements by Warner-Lambert does not or will not, as the case may be, and the consummation by Warner-Lambert of the Merger and the other transactions contemplated hereby and thereby will not, conflict with, or result in a Violation pursuant to: (A) any provision of the certificate of incorporation or Bylaws of Warner-Lambert, any material Subsidiary of Warner-Lambert or, to the knowledge of Warner-Lambert, any of its Majority Owned Restricted Affiliates or (B) except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Warner-Lambert or, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Warner-Lambert, any Subsidiary of Warner-Lambert or, to the knowledge of Warner-Lambert, any of its Majority Owned Restricted Affiliates or their respective properties or assets.

                         (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Warner-Lambert or any Subsidiary of Warner-Lambert in connection with the execution and delivery of this Agreement and the Stock Option Agreements by Warner-Lambert or the consummation of the Merger and the other transactions contemplated hereby and thereby, except the Necessary Consents and such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Warner-Lambert.

                         (d)      Reports and Financial Statements.

                         (i) Warner-Lambert has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 1998 (collectively, including all exhibits thereto, the "Warner-Lambert SEC Reports"). No Subsidiary of Warner-Lambert is required to file any form, report, registration statement or prospectus or other document with the SEC. None of the Warner-Lambert SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Warner-Lambert SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Warner-Lambert and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to the absence of notes and normal and recurring year-end adjustments that have not been and are not expected to be material in amount. All of such Warner-Lambert SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Warner-Lambert SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

                         (ii) Except as disclosed in the Warner-Lambert SEC Reports filed prior to the date hereof, since December 31, 1998, Warner-Lambert and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of Warner-Lambert and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business or (B) liabilities that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Warner-Lambert.

                         (e)      Information Supplied.

                         (i) None of the information supplied or to be supplied by Warner-Lambert for inclusion or incorporation by reference in (A) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (B) the Joint Proxy Statement/Prospectus will, on the date it is first mailed to Warner-Lambert stockholders or AHP stockholders or at the time of the Warner-Lambert Stockholders Meeting or the AHP Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

                         (ii) Notwithstanding the foregoing provisions of this Section 3.2(e), no representation or warranty is made by Warner-Lambert with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied by AHP or Merger Sub for inclusion or incorporation by reference therein.

                         (f)      Board Approval.  The Board of Directors of
Warner-Lambert, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way (the "Warner-Lambert Board Approval"), has duly (i) determined that this Agreement and the Merger and the Warner-Lambert Stock Option Agreement are fair to and in the best interests of Warner-Lambert and its stockholders, (ii) approved this Agreement, the Warner-Lambert Stock Option Agreement and the Merger and (iii) recommended that the stockholders of Warner-Lambert adopt this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by Warner-Lambert's stockholders at the Warner-Lambert Stockholders Meeting. The Warner-Lambert Board Approval constitutes approval of this Agreement, the Warner-Lambert Stock Option Agreement and the Merger for purposes of Section 203 of the DGCL. To the knowledge of Warner-Lambert, except for Section 203 of the DGCL (which has been rendered inapplicable), no state takeover statute is applicable to this Agreement, the Warner-Lambert Stock Option Agreement or the Merger or the other transactions contemplated hereby or thereby.

                         (g)      Vote Required.  The affirmative vote of the
holders of a majority of the outstanding shares of Warner-Lambert Common Stock to adopt this Agreement and approve the Merger (the "Required Warner-Lambert Vote") is the only vote of the holders of any class or series of Warner-Lambert capital stock necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

                         (h)      Litigation; Compliance with Laws.

                         (i) Except as disclosed in the Warner-Lambert SEC Reports filed prior to the date of this Agreement, there are no Actions pending or, to the knowledge of Warner-Lambert, threatened, against or affecting Warner-Lambert or any Subsidiary of Warner-Lambert which, in the aggregate, would reasonably be expected to have a Material Adverse Effect on Warner-Lambert, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against Warner-Lambert or any Subsidiary of Warner-Lambert which, in the aggregate, would reasonably be expected to have a Material Adverse Effect on Warner-Lambert.

                         (ii) Except as disclosed in the Warner-Lambert SEC Reports filed prior to the date of the Agreement and except as would, in the aggregate, not reasonably be expected to have a Material Adverse Effect on Warner-Lambert, Warner-Lambert and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the operation of the businesses of Warner-Lambert and its Subsidiaries, taken as a whole (the "Warner-Lambert Permits"). Warner-Lambert and its Subsidiaries are in compliance with the terms of the Warner-

         Lambert Permits, except where the failures to so comply, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Warner-Lambert. Except as disclosed in the Warner-Lambert SEC Reports filed prior to the date of this Agreement, neither Warner-Lambert nor its Subsidiaries is in violation of, and Warner-Lambert and its Subsidiaries have not received any notices of violations with respect to, any laws, ordinances or regulations of any Governmental Entity, except for violations which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Warner-Lambert.

                         (iii)    As of the date hereof, there is no
         information relating to litigation matters disclosed in the Warner-Lambert SEC Reports or included on the Warner-Lambert Disclosure Schedule as to which AHP has requested such information (the "Warner-Lambert Specified Litigation Matters") in the possession of Warner-Lambert, its Subsidiaries or their counsel not heretofore provided to AHP which, in the aggregate, would reasonably be expected to have a Material Adverse Effect.

                         (i)      Absence of Certain Changes or Events.
Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, except as disclosed in the Warner-Lambert SEC Reports filed prior to the date of this Agreement, and except as permitted by Section 4.2, since December 31, 1998, (i) Warner-Lambert and its Subsidiaries have conducted their business only in the ordinary course and
(ii) there has not been any action taken by Warner-Lambert or any of its Subsidiaries during the period from December 31, 1998 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section
4.2. Except as disclosed in the Warner-Lambert SEC Reports filed prior to the date of this Agreement, since December 31, 1998, there have not been any changes, circumstances or events (including changes, circumstances or events involving, impacting or related to development stage products of Warner-Lambert) which, in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect on Warner-Lambert.

                         (j)      Environmental Matters.  Except as, in the
aggregate, would not reasonably be expected to have a Material Adverse Effect on Warner-Lambert and except as disclosed in the Warner-Lambert SEC Reports filed prior to the date of this Agreement, (i) the operations of Warner-Lambert and its Subsidiaries have been and are in compliance with all Environmental Laws and with all licenses required by Environmental Laws (ii) there are no pending or, to the knowledge of Warner-Lambert, threatened, Actions under or pursuant to Environmental Laws against Warner-Lambert or its

Subsidiaries or involving any real property currently or, to the knowledge of Warner-Lambert, formerly owned, operated or leased by Warner-Lambert or its Subsidiaries, (iii) Warner-Lambert and its Subsidiaries are not subject to any Environmental Liabilities and, to the knowledge of Warner-Lambert, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or, to the knowledge of Warner-Lambert, formerly owned, operated or leased by Warner-Lambert or its Subsidiaries or operations thereon would reasonably be expected to result in Environmental Liabilities, (iv) all real property owned and to the knowledge of Warner-Lambert all real property operated or leased by Warner-Lambert or its Subsidiaries is free of contamination from Hazardous Material that would have an adverse effect on human health or the environment and (v) there is not now, nor, to the knowledge of Warner-Lambert, has there been in the past, on, in or under any real property owned, leased or operated by Warner-Lambert or any of its predecessors (a) any underground storage tanks, regulated pursuant to 40 C.F.R. Part 280 or delegated state programs, dikes or impoundments containing more than a reportable quantity of Hazardous Materials, (b) any friable asbestos-containing materials or (c) any polychlorinated biphenyls.

                         (k)      Intellectual Property.  Except as, in the
aggregate, would not reasonably be expected to have a Material Adverse Effect on Warner-Lambert and except as disclosed in the Warner-Lambert SEC Reports filed prior to the date of this Agreement, (a) Warner-Lambert and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (b) the use of any Intellectual Property by Warner-Lambert and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which Warner-Lambert or any Subsidiary acquired the right to use any Intellectual Property; (c) to the knowledge of Warner-Lambert, no Person is challenging, infringing on or otherwise violating any right of Warner-Lambert or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Warner-Lambert or its Subsidiaries; and (d) neither Warner-Lambert nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by Warner-Lambert and its Subsidiaries and to its knowledge no Intellectual Property owned and/or licensed by Warner-Lambert or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

                         (l)      Brokers or Finders.  No agent, broker,
investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Warner-Lambert except Bear, Stearns & Co. Inc., whose fees and expenses will be paid by Warner-Lambert in accordance with Warner-Lambert's agreements with such firm, copies of which have been provided to AHP.

                         (m)      Opinion of Warner-Lambert Financial Advisor.
Warner-Lambert has received the opinion of Bear, Stearns & Co. Inc., dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of Warner-Lambert Common Stock, a copy of which opinion has been made available to AHP.

                         (n)      Accounting Matters.  To the knowledge of
Warner-Lambert, neither Warner-Lambert nor any of its affiliates has taken or agreed to take any action, and no fact or circumstance is known to Warner-Lambert, that would prevent AHP from accounting for the Merger as a "pooling of interests". At or prior to the date hereof, Warner-Lambert has received a letter from its independent public accountants addressed to Warner-Lambert, with a copy to AHP and AHP's independent public accountants, to the effect, that, based upon representations provided by Warner-Lambert, they concur with Warner-Lambert's conclusion that, as of the date of their report, no conditions exist that would preclude Warner-Lambert's ability to be a party in a business combination to be accounted for as a pooling of interests.

                         (o)      Taxes.  Each of Warner-Lambert and its
Subsidiaries has filed all Tax Returns required to have been filed (or extensions have been duly obtained) and has paid all Taxes required to have been paid by it, except where failure to file such Tax Returns or pay such Taxes would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on Warner-Lambert.

                         (p)      Certain Contracts.  As of the date hereof,
except as set forth in the Warner-Lambert SEC Reports filed prior to the date of this Agreement, neither Warner-Lambert nor any of its Subsidiaries is a party to or bound by (i) any "material contracts" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or (ii) any non-competition agreements or any other agreements or arrangements that limit or otherwise restrict Warner-Lambert or any of its Subsidiaries or any of their respective affiliates or any successor thereto or that would, after the Effective Time, to the knowledge of Warner-Lambert, limit or restrict Newco or any of its affiliates (including the Surviving Corporation) or any successor thereto, from engaging or competing in any line of business or in any geographic area, which agreements or arrangements, in the aggregate, would reasonably be expected to have a Material Adverse Effect on Newco and its Subsidiaries

(including the Surviving Corporation and its Subsidiaries), taken together, after giving effect to the Merger.

                         (q)      Warner-Lambert Stockholder Rights Plan.  The
Board of Directors of Warner-Lambert has amended the Warner-Lambert Rights Agreement in accordance with its terms to render it inapplicable to the transactions contemplated by this Agreement and the Warner-Lambert Stock Option Agreement. Warner-Lambert has delivered to AHP a true and correct copy of the Warner-Lambert Rights Agreement, as amended, in effect as of execution and delivery of this Agreement.

                         3.3      Representations and Warranties of AHP and
Merger Sub. AHP and Merger Sub represent and warrant to Warner-Lambert as follows:

                         (a) Organization. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Merger Sub is a direct wholly-owned subsidiary of AHP.

                         (b) Corporate Authorization. Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and constitutes a valid and binding agreement of Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                         (c) Non-Contravention. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby do not and will not contravene or conflict with the certificate of incorporation or bylaws of Merger Sub.

                         (d) No Business Activities. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this

         Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.


                                  ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

                         4.1      Covenants of AHP.  During the period from
the date of this Agreement and continuing until the Effective Time, AHP agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, the Stock Option Agreements or the AHP Disclosure Schedule or as required by a Governmental Entity of competent jurisdiction or to the extent that Warner-Lambert shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):

                         (a)      Ordinary Course.

                         (i) AHP and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time; provided, however, that no action by AHP or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 4.1 shall be deemed a breach of this Section 4.1(a)(i) unless such action would constitute a breach of one or more of such other provisions.

                         (ii) Other than in connection with acquisitions permitted by Section 4.1(e), AHP shall not, and shall not permit any of its Subsidiaries to, (A) enter into any new material line of business or (B) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities in connection therewith incurred or committed to in the ordinary course of business consistent with past practice and which, together with all such expenditures incurred or committed since January 1, 1999, are not in excess of the amounts set forth in Section 4.1(a) of the AHP Disclosure Schedule.

                         (b)      Dividends; Changes in Share Capital.  AHP
shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (A) the declaration and payment of regular quarterly cash dividends not in excess of $.23 per share of AHP Common Stock with usual record and payment dates for such dividends in accordance with past dividend practice, (B) the declaration and payment of regular quarterly cash dividends not in excess of $.50 per share on the $2 Convertible Preferred Stock with usual record and payment dates for such dividends in accordance with past dividend practice and (C) for dividends by wholly owned Subsidiaries of AHP, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of AHP which remains a wholly owned Subsidiary after consummation of such transaction or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock except for the purchase from time to time by AHP of AHP Common Stock (and the associated AHP Rights) in the ordinary course of business consistent with past practice in connection with the AHP Benefit Plans. Prior to the Effective Time, AHP shall not redeem the AHP Rights.

                         (c)      Issuance of Securities.  AHP shall not, and
shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any AHP Voting Debt or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares or AHP Voting Debt, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (i) the issuance of AHP Common Stock (and the associated AHP Rights) upon the exercise of AHP Stock Options or in connection with other stock-based benefit plans outstanding on the date hereof, in each case in accordance with their present terms or pursuant to AHP Stock Options or other stock based awards granted pursuant to clause (ii) below, (ii) the granting of AHP Stock Options or other stock based awards to acquire shares of AHP Common Stock granted under stock based benefit plans outstanding on the date hereof in the ordinary course of business consistent with past practice not in excess of the amounts set forth in Section 4.1(c) of the AHP Disclosure Schedule, (iii) issuances by a wholly owned Subsidiary of AHP of capital stock to such Subsidiary's parent or another wholly owned Subsidiary of AHP,
(iv) pursuant to acquisitions set forth on the AHP Disclosure Schedule or the financings therefor, (v) issuances in accordance with the AHP Rights Agreement or (vi) issuances pursuant to the AHP Stock Option Agreement.

                         (d)      Governing Documents.  Except to the extent
required to comply with their respective obligations hereunder or with applicable law, AHP and Merger Sub shall not amend or propose to so amend their respective certificates of incorporation, bylaws or other governing documents.

                         (e)      No Acquisitions.  Other than (i) pursuant to
the Warner-Lambert Stock Option Agreement, (ii) acquisitions disclosed on the AHP Disclosure Schedule and (iii) acquisitions for cash in existing or related lines of business of AHP the fair market value of the total consideration (including the value of indebtedness acquired or assumed) for which does not exceed the amount specified in the aggregate for all such acquisitions in Section 4.1(e) of the AHP Disclosure Schedule and none of which acquisitions referred to in this clause (iii) presents a material risk of making it more difficult to obtain any approval or authorization required in connection with the Merger under Regulatory Laws, AHP shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than the acquisition of assets used in the operations of the business of AHP and its Subsidiaries in the ordinary course, which assets do not constitute a business unit, division or all or substantially all of the assets of the transferor); provided, however, that the foregoing shall not prohibit (x) internal reorganizations or consolidations involving existing Subsidiaries of AHP or (y) the creation of new Subsidiaries of AHP organized to conduct or continue activities otherwise permitted by this Agreement.

                         (f)      No Dispositions.  Other than (i) internal
reorganizations or consolidations involving existing Subsidiaries of AHP,
(ii) dispositions referred to in AHP SEC Reports filed prior to the date of this Agreement or (iii) as may be required by or in conformance with law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby or the transactions disclosed in the AHP Disclosure Schedule, AHP shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of AHP but excluding inventory in the ordinary course of business), if the fair market value of the total consideration (including the value of the indebtedness acquired or assumed) therefor exceeds the amount specified in the aggregate for all such dispositions in Section 4.1(f) of the AHP Disclosure Schedule.

                         (g)      Investments; Indebtedness.  AHP shall not,
and shall not permit any of its Subsidiaries to, other than in connection with actions permitted by Section 4.1(e), (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than
(x) by AHP or a Subsidiary of AHP to or in AHP or any Subsidiary of AHP,
(y) pursuant to any contract or other legal obligation of AHP or any of its Subsidiaries existing at the date of this Agreement or (z) in the ordinary course of business consistent with past practice in an aggregate amount not in excess of the aggregate amount specified in Section 4.1(g) of the AHP Disclosure Schedule (provided that none of such transactions referred to in this clause (z) presents a material risk of making it more difficult to obtain any approval or authorization required in connection with the Merger under Regulatory Laws) or (ii) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement except pursuant to the credit facilities, indentures and other arrangements in existence on the date of this Agreement or in the ordinary course of business consistent with past practice, in each case as such credit facilities, indentures and other arrangements may be amended, extended, modified, refunded, renewed or refinanced after the date of this Agreement.

                         (h)      Pooling; Tax-Free Qualification.  AHP shall
use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 4.1) that would prevent or impede the Merger from qualifying as a "pooling of interests" for accounting purposes or as a "reorganization" under Section 368 of the Code; provided, however, that nothing hereunder shall limit the ability of AHP to exercise its rights and/or fulfill its obligations under the Stock Option Agreements.

                         (i)      Compensation.  Other than as contemplated by
Section 5.6 or by Section 4.1(c) or 4.1(i) of the AHP Disclosure Schedule,
AHP shall not increase the amount of compensation of any director or executive officer except in the ordinary course of business consistent with past practice or as required by an existing agreement, make any increase in or commitment to increase any employee benefits, issue any additional AHP Stock Options, adopt or make any commitment to adopt any additional employee benefit plan or make any contribution, other than regularly scheduled contributions, to any AHP Benefit Plan.

                         (j)      Accounting Methods; Income Tax Elections.
Except as disclosed in AHP SEC Reports filed prior to the date of this Agreement, or as required by a Governmental Entity, AHP shall not change its methods of accounting in effect at December 31, 1998, except as required by changes in GAAP as concurred in by AHP's independent public accountants. AHP shall not (i) change its fiscal year or (ii) make any material tax election, other than in the ordinary course of business consistent with past practice.

                         (k)      Certain Agreements.  AHP shall not, and
shall not permit any of its Subsidiaries to, enter into any agreements or arrangements that limit or otherwise restrict AHP or any of its Subsidiaries or any of their respective affiliates or any successor thereto or that could, after the Effective Time, limit or restrict Newco or any of its affiliates (including the Surviving Corporation) or any successor thereto, from engaging or competing in any line of business or in any geographic area which agreements or arrangements, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Newco and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together, after giving effect to the Merger.

                         (l)      No Change or Amendment to Rights Agreement.
AHP shall not amend, modify or waive any provision of the AHP Rights Agreement, and shall not take any action to redeem the rights or render the rights inapplicable to any transaction, other than the Merger and the transactions contemplated by the AHP Stock Option Agreement.

                         (m)      No Related Actions.  AHP will not, and will
not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

                         4.2      Covenants of Warner-Lambert.  During the
period from the date of this Agreement and continuing until the Effective Time, Warner-Lambert agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, the Stock Option Agreements or the Warner-Lambert Disclosure Schedule or as required by a Governmental Entity of competent jurisdiction or to the extent that AHP shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):

                         (a)      Ordinary Course.

                         (i) Warner-Lambert and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time; provided, however, that no action by Warner-Lambert or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 4.2 shall be deemed a breach of this Section 4.2(a)(i) unless such action would constitute a breach of one or more of such other provisions.

                         (ii) Other than in connection with acquisitions permitted by Section 4.2(e), Warner-Lambert shall not, and shall not permit any of its Subsidiaries to, (A) enter into any new material line of business or (B) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities in connection therewith incurred or committed to in the ordinary course of business consistent with past practice and which, together with all such expenditures incurred or committed since January 1, 1999, are not in excess of the amounts set forth in Section 4.2(a) of the Warner-Lambert Disclosure Schedule.

                         (b)      Dividends; Changes in Share Capital.
Warner-Lambert shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (A) the declaration and payment of regular quarterly cash dividends not in excess of $.20 per share of Warner-Lambert Common Stock with usual record and payment dates for such dividends in accordance with past dividend practice and (B) for dividends by wholly owned Subsidiaries of Warner-Lambert, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of Warner-Lambert which remains a wholly owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock except for the purchase from time to time by Warner-Lambert of Warner-Lambert Common Stock (and the associated Warner-Lambert Rights) in the ordinary course of business consistent with past practice in connection with the Warner-Lambert Benefit Plans. Prior to the Effective Time, Warner-Lambert shall not redeem the Warner-Lambert Rights.

                         (c)      Issuance of Securities.  Warner-Lambert
shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Warner-Lambert Voting Debt or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares or Warner-Lambert Voting Debt, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (i) the issuance of Warner-Lambert Common Stock (and the associated Warner-Lambert Rights) upon the exercise of Warner-Lambert Stock Options or in connection with other stock-based benefits plans outstanding on the date hereof, in each case in accordance with their present terms or pursuant to Warner-Lambert Stock Options or other stock based awards granted pursuant to clause (iii) below,
(ii) issuances by a wholly owned Subsidiary of Warner-Lambert of capital stock to such Subsidiary's parent or another wholly owned subsidiary of Warner-Lambert, (iii) the granting of Warner-Lambert Stock Options or other stock based awards to acquire shares of Warner-Lambert Common Stock granted under stock based benefit plans outstanding on the date hereof in the ordinary course of business consistent with past practice not in excess of the amounts set forth in Section 4.2(c) of the Warner-Lambert Disclosure Schedule, (iv) pursuant to acquisitions set forth on the Warner-Lambert Disclosure Schedule or the financings therefor, (v) issuances in accordance with the Warner-Lambert Rights Agreement or (vi) issuances pursuant to the Warner-Lambert Stock Option Agreement.

                         (d)      Governing Documents.  Except to the extent
required to comply with its obligations hereunder or with applicable law, Warner-Lambert shall not amend or propose to so amend its respective certificates of incorporation, bylaws or other governing documents.

                         (e)      No Acquisitions.  Other than (i) pursuant to
the AHP Stock Option Agreement, (ii) acquisitions disclosed on the Warner-Lambert Disclosure Schedule and (iii) acquisitions for cash in existing or related lines of business of Warner-Lambert the fair market value of the total consideration (including the value of indebtedness acquired or assumed) for which does not exceed the amount specified in the aggregate for all such acquisitions in Section 4.2(e) of the Warner-Lambert Disclosure Schedule and none of which acquisitions referred to in this clause (iii) presents a material risk of making it more difficult to obtain any approval or authorization required in connection with the Merger under Regulatory Laws, Warner-Lambert shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than the acquisition of assets used in the operations of the business of Warner-Lambert and its Subsidiaries in the ordinary course, which assets do not constitute a business unit, division or all or substantially of the assets of the transferor); provided, however, that the foregoing shall not prohibit (x) internal reorganizations or consolidations involving existing Subsidiaries of Warner-Lambert or (y) the creation of new Subsidiaries of Warner-Lambert organized to conduct or continue activities otherwise permitted by this Agreement.

                         (f)      No Dispositions.  Other than (i) internal
reorganizations or consolidations involving existing Subsidiaries of Warner-Lambert, (ii) dispositions referred to in Warner-Lambert SEC Reports filed prior to the date of this Agreement or (iii) as may be required by or in conformance with law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby or the transactions disclosed in the Warner-Lambert Disclosure Schedule, Warner-Lambert shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of Warner-Lambert but excluding inventory in the ordinary course of business), if the fair market value of the total consideration (including the value of the indebtedness acquired or assumed) therefor exceeds the amount specified in the aggregate for all such dispositions in Section 4.2(f) of the Warner-Lambert Disclosure Schedule.

                         (g)      Investments; Indebtedness.  Warner-Lambert
shall not, and shall not permit any of its Subsidiaries to, other than in connection with actions permitted by Section 4.2(e), (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (x) by Warner-Lambert or a Subsidiary of Warner-Lambert to or in Warner-Lambert or any Subsidiary of Warner-Lambert, (y) pursuant to any contract or other legal obligation of Warner-Lambert or any of its Subsidiaries existing at the date of this Agreement or (z) in the ordinary course of business consistent with past practice in an aggregate amount not in excess of the aggregate amount specified in Section 4.2(g) of the Warner-Lambert Disclosure Schedule (provided that none of such transactions referred to in this clause (z) presents a material risk of making it more difficult to obtain any approval or authorization required in connection with the Merger under Regulatory Laws) or (ii) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement except pursuant to the credit facilities, indentures and other arrangements in existence on the date of this Agreement or in the ordinary course of business consistent with past practice, in each case as such credit facilities, indentures and other arrangements and other existing indebtedness may be amended, extended, modified, refunded, renewed or refinanced after the date of this Agreement.

                         (h)      Pooling; Tax-Free Qualification.  Warner-
Lambert shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 4.2) that would prevent or impede the Merger from qualifying as a "pooling of interests" for accounting purposes or as a "reorganization" under Section 368 of the Code; provided, however, that nothing hereunder shall limit the ability of Warner-Lambert to exercise its rights and/or fulfill its obligations under the Stock Option Agreements.

                         (i)      Compensation.  Other than as contemplated by
Section 5.6 or by Sections 4.2(c) or 4.2(i) of the Warner-Lambert Disclosure Schedule, Warner-Lambert shall not increase the amount of compensation of any director or executive officer except in the ordinary course of business consistent with past practice or as required by an existing agreement, make any increase in or commitment to increase any employee benefits, issue any additional Warner-Lambert Stock Options, adopt or make any commitment to adopt any additional employee benefit plan or make any contribution, other than regularly scheduled contributions, to any Warner-Lambert Benefit Plan.

                         (j)      Accounting Methods; Income Tax Elections.
Except as disclosed in Warner-Lambert SEC Reports filed prior to the date of this Agreement, or as required by a Governmental Entity, Warner-Lambert shall not change its methods of accounting in effect at December 31, 1998, except as required by changes in GAAP as concurred in by Warner-Lambert's independent public accountants. Warner-Lambert shall not (i) change its fiscal year or (ii) make any material tax election, other than in the ordinary course of business consistent with past practice.

                         (k)      Certain Agreements.  Warner-Lambert shall
not, and shall not permit any of its Subsidiaries to, enter into any agreements or arrangements that limit or otherwise restrict Warner-Lambert or any of its Subsidiaries or any of their respective affiliates or any successor thereto, or that could, after the Effective Time, limit or restrict Newco or any of its affiliates (including the Surviving Corporation) or any successor thereto, from engaging or competing in any line of business or in any geographic area which agreements or arrangements, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Newco and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together, after giving effect to the Merger.

                         (l)      No Change or Amendment to Rights Agreement.
Warner-Lambert shall not amend, modify or waive any provision of the Warner-Lambert Rights Agreement, and shall not take any action to redeem the rights or render the rights inapplicable to any transaction, other than the Merger and the transactions contemplated by the Warner-Lambert Stock Option Agreement.

                         (m)      No Related Actions.  Warner-Lambert will
not, and will not permit any of its Subsidiaries to, agree or commit to any of the foregoing.

                         4.3      Governmental Filings.  Each party shall (a)
confer on a regular and frequent basis with the other and (b) report to the other (to the extent permitted by law or regulation or any applicable confidentiality agreement) on operational matters. Warner-Lambert and AHP shall file all reports required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and shall (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports, announcements and publications promptly after the same are filed.

                         4.4      Control of Other Party's Business.  Nothing
contained in this Agreement shall give Warner-Lambert, directly or indirectly, the right to control or direct AHP's operations prior to the Effective Time. Nothing contained in this Agreement shall give AHP, directly or indirectly, the right to control or direct Warner-Lambert's operations prior to the Effective Time. Prior to the Effective Time, each of Warner-Lambert and AHP shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.


                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

                         5.1      Preparation of Proxy Statement; Stockholders
Meetings.

                         (a)      As promptly as reasonably practicable
following the date hereof, AHP and Warner-Lambert shall prepare and file with the SEC mutually acceptable proxy materials which shall constitute the Joint Proxy Statement/Prospectus (such proxy statement/prospectus, and any amendments or supplements thereto, the "Joint Proxy Statement/Prospectus") and AHP shall prepare and file a registration statement on Form S-4 with respect to the issuance of AHP Common Stock in the Merger (the "Form S-4"). The Joint Proxy Statement/Prospectus will be included in and will constitute a part of the Form S-4 as AHP's prospectus. The Form S-4 and the Joint Proxy Statement/Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of AHP and Warner-Lambert shall use reasonable best efforts to have the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. AHP and Warner-Lambert shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Joint Proxy Statement/Prospectus received from the SEC. AHP will provide Warner-Lambert with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 prior to filing such with the SEC, and will provide Warner-Lambert with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of both parties, which approval shall not be unreasonably withheld or delayed; provided, that with respect to documents filed by a party which are incorporated by reference in the Form S-4 or Joint Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations; and provided, further, that AHP, in connection with a Change in the AHP Recommendation, and Warner-Lambert, in connection with a Change in the Warner-Lambert Recommendation, may amend or supplement the Joint Proxy Statement/Prospectus or Form S-4 (including by incorporation by reference) pursuant to a Qualifying Amendment (as defined below)to effect such a Change, and in such event, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, and shall be subject to the right of each party to have its Board of Directors' deliberations and conclusions to be accurately described. A "Qualifying Amendment" means an amendment or supplement to the Joint Proxy Statement/Prospectus or Form S-4 (including by incorporation by reference) to the extent it contains (i) a Change in the AHP Recommendation or a Change in the Warner-Lambert Recommendation (as the case may be), (ii) a statement of the reasons of the Board of Directors of AHP or Warner-Lambert (as the case may be) for making such Change in the AHP Recommendation or Change in the Warner-Lambert Recommendation (as the case may be) and (iii) additional information reasonably related to the foregoing. AHP will use reasonable best efforts to cause the Joint Proxy Statements/Prospectus to be mailed to AHP stockholders, and Warner-Lambert will use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Warner-Lambert's stockholders, in each case after the Form S-4 is declared effective under the Securities Act. AHP shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the Share Issuance and Warner-Lambert shall furnish all information concerning Warner-Lambert and the holders of Warner-Lambert Common Stock as may be reasonably requested in connection with any such action. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the AHP Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4. If at any time prior to the Effective Time any information relating to AHP or Warner-Lambert, or any of their respective affiliates, officers or directors, should be discovered by AHP or Warner-Lambert which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of AHP and Warner-Lambert.

                         (b)      Warner-Lambert shall, duly take (subject to
compliance with the provisions of Section 3.1(e) and Section 3.2(e) (provided that Warner-Lambert shall have used reasonable best efforts to ensure that such representation is true and correct)), all lawful action to call, give notice of, convene and hold a meeting of its stockholders on a date determined in accordance with the mutual agreement of Warner-Lambert and AHP (the "Warner-Lambert Stockholders Meeting") for the purpose of obtaining the Required Warner-Lambert Vote with respect to the transactions contemplated by this Agreement and shall take all lawful action to solicit the adoption of this Agreement by the Required Warner-Lambert Vote; and the Board of Directors of Warner-Lambert shall recommend adoption of this Agreement by the stockholders of Warner-Lambert to the effect as set forth in Section 3.2(f) (the "Warner-Lambert Recommendation"), and shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to AHP such recommendation or take any action or make any statement in connection with the Warner-Lambert Stockholders Meeting inconsistent with such recommendation (collectively, a "Change in the Warner-Lambert Recommendation"); provided the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed to be a Change in the Warner-Lambert Recommendation) of factual information regarding the business, financial condition or results of operations of AHP or Warner-Lambert or the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal (provided, that the Board of Directors of Warner-Lambert does not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to AHP its recommendation) in the Form S-4 or the Joint Proxy Statement/Prospectus, to the extent such information, facts, identity or terms is required to be disclosed therein under applicable law; and, provided further, that the Board of Directors of Warner-Lambert may make a Change in the Warner-Lambert Recommendation (x) pursuant to Section 5.5 hereof or (y) prior to the Warner-Lambert Stockholders Meeting if (i) after the date of this Agreement, Warner-Lambert acquires knowledge of facts or circumstances that the Board of Directors of Warner-Lambert determines in good faith, after taking into account those facts and circumstances concerning AHP that are disclosed in the AHP SEC Reports filed prior to the date of this Agreement (or that Warner-Lambert otherwise has knowledge of as of the date of this Agreement), constitute a material adverse development with respect to AHP and (ii) the Board of Directors of Warner-Lambert determines in good faith that, by reason of its determination in clause (i) and based upon the advice of outside counsel to Warner-Lambert, the failure to effect such Change in the Warner-Lambert Recommendation would create a substantial probability of violating the fiduciary duties of the Warner-Lambert Board of Directors under applicable law. Notwithstanding any Change in the Warner-Lambert Recommendation, this Agreement shall be submitted to the stockholders of Warner-Lambert at the Warner-Lambert Stockholders Meeting for the purpose of adopting the Agreement and approving the Merger and nothing contained herein shall be deemed to relieve Warner-Lambert of such obligation.

                         (c)      AHP shall duly take (subject to compliance
with the provisions of Section 3.2(e) and Section 3.1(e) (provided that AHP shall have used reasonable best efforts to ensure that such representation is true and correct) all lawful action to call, give notice of, convene and hold a meeting of its stockholders on a date determined in accordance with the mutual agreement of AHP and Warner-Lambert (the "AHP Stockholders Meeting") for the purpose of obtaining the AHP Stockholder Approval and the Bylaw Amendment Vote and shall take all lawful action to solicit the approval of the AHP Bylaw Amendment, the Share Issuance and the adoption of the Certificate Amendment; and the Board of Directors of AHP shall recommend approval of the Share Issuance, the AHP Bylaw Amendment and the adoption of the Certificate Amendment by the stockholders of AHP to the effect as set forth in Section 3.1(f) (the "AHP Recommendation"), and shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Warner-Lambert such recommendation or take any action or make any statement in connection with the AHP Stockholders Meeting inconsistent with such recommendation (collectively, a "Change in the AHP Recommendation"); provided the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed to be a Change in the AHP Recommendation) of factual information regarding the business, financial condition or operations of AHP or Warner-Lambert or the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal (provided, that the Board of Directors of AHP does not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Warner-Lambert its recommendation) in the Form S-4 or the Joint Proxy Statement/Prospectus, to the extent such information, facts, identity or terms is required to be disclosed therein under applicable law; and, provided further, that the Board of Directors of AHP may make a Change in the AHP Recommendation (x) pursuant to Section 5.5 hereof or (y) prior to the AHP Stockholders Meeting if (i) after the date of this Agreement, AHP acquires knowledge of facts or circumstances that the Board of Directors of AHP determines in good faith, after taking into account those facts and circumstances concerning Warner-Lambert that are disclosed in the Warner-Lambert SEC Reports filed prior to the date of this Agreement (or that AHP otherwise has knowledge of as of the date of this Agreement), constitute a material adverse development with respect to Warner-Lambert and (ii) the Board of Directors of AHP determines in good faith that, by reason of its determination in clause (i) and based upon the advice of outside counsel to AHP, the failure to effect such Change in the AHP Recommendation would create a substantial probability of violating the fiduciary duties of the AHP Board of Directors under applicable law. Notwithstanding any Change in the AHP Recommendation, a proposal to approve the Share Issuance, a proposal to approve the AHP Bylaw Amendment and a proposal to adopt the Certificate Amendment shall be submitted to the stockholders of AHP at the AHP Stockholders Meeting for the purpose of obtaining the AHP Stockholder Approval and nothing contained herein shall be deemed to relieve AHP of such obligation.

                         (d)      For purposes of this Agreement, a Change in
the Warner-Lambert Recommendation shall be deemed to include, without limitation, a recommendation by the Warner-Lambert Board of Directors of a third party Acquisition Proposal with respect to Warner-Lambert and a Change in the AHP Recommendation shall be deemed to include, without limitation, a recommendation by the AHP Board of Directors of a third party Acquisition Proposal with respect to AHP.

                         5.2      Newco Board of Directors; Executive
Officers; Name; Headquarters.

                         (a)      At or prior to the Effective Time, AHP will
take all action necessary to (i) reconstitute the Board of Directors of Newco as of the Effective Time in accordance with Exhibit 5.2(a) hereto and the amendment to the AHP By-Laws provided for in Section 1.6 of this Agreement,
(ii) cause John R. Stafford to be appointed as Chairman of the Board and Lodewijk J.R. de Vink to be appointed as Chief Executive Officer of Newco; each to be effective as of the Effective Time in accordance with Exhibit 5.2(a) hereto, (iii) cause the other individuals listed in Exhibit 5.2(a) hereto to be appointed as officers of Newco as of the Effective Time in accordance with Exhibit 5.2(a) hereto and (iv) adopt a retirement policy which contains the terms set forth on Exhibit 5.2(a) hereto.

                         (b)      AHP shall change its name as of the
Effective Time to "AmericanWarner, Inc." as set forth on Exhibit 1.5(b).

                         (c)      Following the Effective Time, (i) Newco
shall continue to maintain its principal corporate offices in Madison, New Jersey, (ii) Newco shall maintain the headquarters of its over-the-counter division in Morris Plains, New Jersey and (iii) Newco shall maintain the headquarters of its pharmaceutical division in Radnor, Pennsylvania.

                         5.3      Access to Information.  Upon reasonable
notice, each party shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers and employees and, during such period, such party shall (and shall cause its Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable (other than documents which such party is not permitted to disclose under applicable law), and (b) all other information concerning it and its business, properties and personnel as such other party may reasonably request (including consultation on a regular basis with respect to litigation matters); provided, however, that either party may restrict the foregoing access to the extent that (i) any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information or (ii) the information is subject to confidentiality obligations to a third party. The parties will hold any such information obtained pursuant to this Section 5.3 in confidence in accordance with, and shall otherwise be subject to, the provisions of the Mutual Confidentiality Agreement letter dated July 27, 1999, between Warner-Lambert and AHP (the "Confidentiality Agreement"), as if such Confidentiality Agreement were in full force and effect; provided, that nothing in Section 13 thereof shall prohibit or otherwise restrict a party from making an acquisition proposal to the other party or from engaging in or becoming a participant in a proxy contest or a solicitation of proxies with respect to the Merger or the other transactions contemplated hereby (including the Share Issuance, the Certificate Amendment and the AHP Bylaw Amendment). Any investigation by AHP or Warner-Lambert shall not affect the representations and warranties of Warner-Lambert or AHP, as the case may be.

                         5.4      Reasonable Best Efforts.

                         (a)      Subject to the terms and conditions of this
Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary to obtain all such material consents, waivers, licenses, registrations, permits, authorizations, tax rulings, orders and approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other Regulatory Law (as defined below) with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other Regulatory Law and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Nothing in this Agreement shall require any of AHP and its Subsidiaries or Warner-Lambert and its Subsidiaries to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of AHP, Warner-Lambert or their respective Subsidiaries or the conduct of their business in a specified manner, whether as a condition to obtaining any approval from a Governmental Entity or any other Person or for any other reason, if such sale, holding separate or other disposition or the conduct of their business in a specified manner is not conditioned on the Closing or, in the aggregate, would reasonably be expected to have a Material Adverse Effect on Newco and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together, after giving effect to the Merger.

                         (b)      Each of AHP and Warner-Lambert shall, in
connection with the efforts referenced in Section 5.4(a) to obtain all requisite material approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the "DOJ"), the Federal Trade Commission (the "FTC") or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent appropriate or permitted by the DOJ, the FTC or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "Regulatory Law" means the Sherman Act, as amended, Council Regulation No. 4064/89 of the European Community, as amended (the "EC Merger Regulation") the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment or (ii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

                         (c)      Subject to the terms and conditions of this
Agreement, in furtherance and not in limitation of the covenants of the parties contained in Sections 5.4(a) and 5.4(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of AHP and Warner-Lambert shall cooperate in all respects with each other and use its respective reasonable best efforts , including without limitation, selling, holding separate or otherwise disposing of or conducting their business in a specified manner, or agreeing to sell, hold separate or otherwise dispose of or conduct their business in a specified manner or permitting the sale, holding separate or other disposition of, any assets of AHP, Warner-Lambert or their respective Subsidiaries or the conducting of their business in a specified manner, in order to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.4 shall limit a party's right to terminate this

Agreement pursuant to Article VII; provided that the foregoing is subject in all respects to the last sentence of Section 5.4(a).

                         (d)      If any objections are asserted with respect
to the transactions contemplated hereby under any Regulatory Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law, each of AHP and Warner-Lambert shall use its reasonable best efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated by this Agreement.

                         5.5      Acquisition Proposals.

                         Without limitation on any of such party's other
obligations under this Agreement (including under Article IV hereof), each of AHP and Warner-Lambert agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it, or any purchase or sale of the consolidated assets (including without limitation stock of Subsidiaries and Majority Owned Restricted Affiliates) of such party and its Subsidiaries, taken as a whole, having an aggregate value equal to 10% or more of the market capitalization of such party, or any purchase or sale of, or tender or exchange offer for, 10% or more of the equity securities of such party (any such proposal or offer (other than a proposal or offer made by the other party or an affiliate thereof) being hereinafter referred to as an "Acquisition Proposal"). Each of AHP and Warner-Lambert further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or accept an Acquisition Proposal. Notwithstanding anything in this Agreement to the contrary, each of AHP and Warner-Lambert or its respective Board of Directors shall be permitted to (A) to the extent applicable, comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, (B) effect a Change in the AHP or Warner-Lambert Recommendation, as the case may be, or (C) engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that, in any such case as is referred to in clause (B) or (C), (i) its Stockholders Meeting shall not have occurred, (ii) (x) in the case of clause
(B) above such change is permitted by clause (y) of the second proviso of the first sentence of Section 5.1(b) or Section 5.1(c), as the case may be, or it has received an unsolicited bona fide written Acquisition Proposal from a third party and its Board of Directors conclude in good faith that such Acquisition Proposal constitutes a Superior Proposal (as defined in Section 8.11) and (y) in the case of clause (C) above, its Board of Directors concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal could result in a Superior Proposal, (iii) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, its Board of Directors receives from such Person an executed confidentiality agreement containing terms at least as stringent as those contained in the Confidentiality Agreement (including
Section 13 thereof) and (iv) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, such party notifies the other party promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers. Each of AHP and Warner-Lambert agrees that it will promptly keep the other party informed of the status and terms of any such proposals or offers and the status and terms of any such discussions or negotiations.
Each of AHP and Warner-Lambert agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. Each of AHP and Warner-Lambert agrees that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this
Section 5.5. Nothing in this Section 5.5 shall (x) permit AHP or Warner-Lambert to terminate this Agreement (except as specifically provided in Article VII hereof) or (y) affect any other obligation of AHP or Warner-Lambert under this Agreement. Neither AHP nor Warner-Lambert shall submit to the vote of its stockholders any Acquisition Proposal other than the Merger.

                         5.6      Employee Benefits Matters.

                         (a)      Continuation and Comparability of Benefits.
Following the Effective Time, Newco shall honor, cause the Surviving Corporation to honor, all Warner-Lambert Benefit Plans and related funding arrangements in accordance with their respective terms. From the Effective Time until such later date to be agreed by the Task Force (which date shall not be earlier than the first anniversary of the Effective Time), Newco shall provide compensation and employee benefits under Benefit Plans (as defined in Section 8.11) to the employees and former employees of AHP and Warner-Lambert and their respective Subsidiaries (the "Newco Employees") that are, in the aggregate, no less favorable in any material respects than those provided to such persons pursuant to the Benefit Plans in effect on the date hereof, except to the extent their equity and equity based compensation shall be dealt with in accordance with Section 5.6(c). Nothing herein shall require Newco to continue any particular Benefit Plan or prevent the amendment or termination thereof (subject to the maintenance, in the aggregate, of the benefits as provided in the preceding sentence); provided, however, that Newco shall not take any action (by way of amendment, termination or otherwise) which is in violation of the terms of any Benefit Plan or applicable law.

                         (b)      Pre-Existing Limitations; Deductibles;
Service Credit. With respect to any Benefit Plans in which any Newco Employees first become eligible to participate, on or after the Effective Time, and in which are plans that the Newco Employees did not participate prior to the Effective Time (the "New Newco Plans"), Newco shall: (A) waive all pre-existing conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Newco Employees under any New Newco Plans in which such employees may be eligible to participate after the Effective Time; (B) provide each Newco Employee with credit for any co-payments and deductibles paid prior to the Effective Time (to the same extent such credit was given under the analogous Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Newco Plans in which such employees may be eligible to participate after the Effective Time, and (C) recognize all service of the Newco Employees with AHP and Warner-Lambert, respectively, for all purposes (including, without limitation, purposes of eligibility to participate, vesting credit, entitlement to benefits, and benefit accrual) in any New Newco Plan in which such employees may be eligible to participate after the Effective Time, to the extent such service is taken into account under the applicable New Newco Plan; provided, that the foregoing shall not apply to the extent it would result in duplication of benefits, under multiple plans or would result in benefit accruals under multiple defined benefit pension plans with respect to the same period of service without offset for benefits accrued under a predecessor defined benefit pension plan.

                         (c)      Treatment of Equity and Equity - Based
Benefit Plans. AHP and Warner-Lambert shall, as soon as reasonably practicable after the date hereof, create a task force comprised of key executive officers and other employees of each of AHP and Warner-Lambert (half of whom shall be employed by AHP and half of whom shall be employed by Warner-Lambert) (the "Task Force") which shall review all Benefit Plans of AHP and Warner-Lambert including those which related to, or were based upon the equity of AHP or Warner-Lambert and recommend appropriate Benefit Plans for Newco on and after the Effective Time, including how to deal with the use of equity and equity based compensation for employees of Newco. In so doing, the Task Force shall fully and fairly take into account the past practices of both AHP and Warner-Lambert, shall comply with the provisions of paragraph
(a) of this Section 5.6 and shall in good faith consider appropriate methods by which Newco Employees may be fairly compensated through the use of Benefit Plans.

                         5.7      Fees and Expenses.  Whether or not the
Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except (a) if the Merger is consummated, the Surviving Corporation shall pay, or cause to be paid, any and all property or transfer taxes imposed on Warner-Lambert or its Subsidiaries and (b) Expenses incurred in connection with the filing, printing and mailing of the Joint Proxy Statement/Prospectus, which shall be shared equally by AHP and Warner-Lambert. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Joint Proxy Statement/Prospectus and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

                         5.8      Directors' and Officers' Indemnification and
Insurance. The Surviving Corporation shall, and Newco shall cause the Surviving Corporation to, (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of Warner-Lambert and its Subsidiaries (in all of their capacities)
(a) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Warner-Lambert pursuant to Warner-Lambert's certificate of incorporation, bylaws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of Warner-Lambert and its Subsidiaries and
(b) without limitation to clause (a), to the fullest extent permitted by law, in each case for acts or omissions occurring at or prior to the Effective
Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (ii) include and cause to be maintained in effect in the Surviving Corporation's (or any successor's) certificate of incorporation and bylaws for a period of six years after the Effective Time, the current provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the certificate of incorporation and bylaws of Warner-Lambert and (iii) cause to be maintained for a period of six years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Warner-Lambert (provided that the Surviving Corporation (or any successor) may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by Warner-Lambert for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. The obligations of the Surviving Corporation under this Section 5.8 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.8 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8).

                         5.9      Public Announcements.  AHP and Warner-
Lambert shall use reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Joint Proxy Statement/Prospectus in accordance with the provisions of Section 5.1, neither AHP nor Warner-Lambert shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party's business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

                         5.10     Accountant's Letters.  (a)  AHP shall use
reasonable best efforts to cause to be delivered to Warner-Lambert two letters from AHP's independent public accountants, one dated approximately the date on which the Form S-4 shall become effective and one dated the Closing Date, each addressed to AHP and Warner-Lambert, in form reasonably satisfactory to Warner-Lambert and customary in scope for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4. AHP shall use reasonable best efforts to cause to be delivered to Warner-Lambert a copy of a letter from AHP's independent accountants dated approximately the date the Form S-4 is declared effective and as of the Closing Date, stating that accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations is appropriate if the Merger is closed and consummated as contemplated by this Agreement.

                         (b)  Warner-Lambert shall use reasonable best
efforts to cause to be delivered to AHP two letters from Warner-Lambert's independent public accountants, one dated approximately the date on which the Form S-4 shall become effective and one dated the Closing Date, each addressed to Warner-Lambert and AHP, in form reasonably satisfactory to AHP and customary in scope for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-
4. Warner-Lambert shall use reasonable best efforts to cause to be delivered to AHP a copy of a letter from Warner-Lambert's independent public accountants, addressed to Warner-Lambert, dated approximately the date the Form S-4 is declared effective and as of the Closing Date, stating that they concur with Warner-Lambert's conclusion that, as of the date of their report, no conditions exist that would preclude Warner-Lambert's ability to be a party in a business combination to be accounted for as a pooling of interests.

                         (c)  Each of AHP and Warner-Lambert shall use
reasonable best efforts to cause the transactions contemplated by this Agreement, including the Merger, to be accounted for as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such accounting treatment to be accepted by the SEC.

                         5.11     Listing of Shares of AHP Common Stock.  AHP
shall use its reasonable best efforts to cause the shares of AHP Common Stock to be issued in the Merger and the shares of AHP Common Stock to be reserved for issuance upon exercise of the Warner-Lambert Stock Options to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

                         5.12     Dividends.  After the date of this
Agreement, each of AHP and Warner-Lambert shall coordinate with the other the payment of dividends with respect to the AHP Common Stock and Warner-Lambert Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of AHP Common Stock and Warner-Lambert Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of AHP Common Stock and/or Warner-Lambert Common Stock or any shares of AHP Common Stock that any such holder receives in exchange for such shares of Warner-Lambert Common Stock in the Merger.

                         5.13     Affiliates.  (a)  Not less than 45 days
prior to the Effective Time, Warner-Lambert shall deliver to AHP a letter identifying all persons who, in the judgment of Warner-Lambert, may be deemed at the time this Agreement is submitted for adoption by the stockholders of Warner-Lambert, "affiliates" of Warner-Lambert for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date thereof. Warner-Lambert shall use reasonable best efforts to cause each person identified on such list to deliver to AHP not less than 30 days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit 5.13 hereto (an "Affiliate Agreement"). Not less than 45 days prior to the Effective Time, AHP shall deliver to Warner-Lambert a letter identifying all persons who, in the judgment of AHP, may be deemed "affiliates" of AHP for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date hereof. AHP shall use reasonable best efforts to cause each person identified on such list to deliver to Warner-Lambert not less than 30 days prior to the Effective Time, a written agreement including the substance of paragraphs (C), (D) and (E) of Exhibit 5.13 hereto.

                         (b)  Newco shall use its reasonable best efforts to
publish no later than 90 days after the end of the first month after the Effective Time in which there are at least 30 days of post-Merger combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

                         5.14     Section 16 Matters.  Prior to the Effective
Time, AHP and Warner-Lambert shall take all such steps as may be required to cause any dispositions of Warner-Lambert Common Stock (including derivative securities with respect to Warner-Lambert Common Stock) or acquisitions of AHP Common Stock (including derivative securities with respect to AHP Common Stock) resulting from the transactions contemplated by Article I or Article II of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Warner-Lambert, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

                         5.15     Specified Litigation.  (a) From the date
hereof to the Closing Date, AHP shall promptly advise Warner-Lambert of all developments, and provide Warner-Lambert all additional information not otherwise provided pursuant to Section 3.1(h) (iii), known to AHP which could reasonably be expected to be relevant and material to an assessment of the liability exposure of AHP and its Subsidiaries with respect to AHP Specified Litigation Matters.

                         (b)  From the date hereof to the Closing Date,
Warner-Lambert shall promptly advise AHP of all developments, and provide AHP all additional information not otherwise provided pursuant to Section 3.2(h)
(iii), known to Warner-Lambert which could reasonably be expected to be relevant and material to an assessment of the liability exposure of Warner-Lambert and its Subsidiaries with respect to Warner-Lambert Specified Litigation Matters.


                                  ARTICLE VI

                             CONDITIONS PRECEDENT

                         6.1      Conditions to Each Party's Obligation to
Effect the Merger. The respective obligations of Warner-Lambert, AHP and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                         (a)      Stockholder Approval.  (i)  Warner-Lambert
shall have obtained the Required Warner-Lambert Vote in connection with the adoption of this Agreement by the stockholders of Warner-Lambert and (ii) AHP shall have obtained the AHP Stockholder Approval in connection with the approval of the Share Issuance and the Certificate Amendment by the stockholders of AHP.

                         (b)      No Injunctions or Restraints, Illegality.
No Laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect,
(i) having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or (ii) which otherwise, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Newco and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together after giving effect to the Merger.

                         (c)      HSR Act; EC Merger Regulation.  The waiting
period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and approval of the Merger of the European Commission shall have been obtained pursuant to the EC Merger Regulation.

                         (d)      Governmental and Regulatory Approvals.
Other than the filing provided for under Section 1.3 and filings pursuant to the HSR Act and EC Merger Regulation (which are addressed in Section 6.1(c)), all consents, approvals and actions of, filings with and notices to any Governmental Entity required of AHP, Warner-Lambert or any of their Subsidiaries to consummate the Merger, the Share Issuance and the other transactions contemplated hereby, the failure of which to be obtained or taken, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Newco and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together after giving effect to the Merger, shall have been obtained; provided however, that the provisions of this Section 6.1(d) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 5.4 shall have been the cause of, or shall have resulted in, the failure to obtain such consent or approval.

                         (e)      NYSE Listing.  The shares of AHP Common
Stock to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

                         (f)      Effectiveness of the Form S-4.  The Form S-4
shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

                         (g)      Pooling.  Warner-Lambert shall have received
and delivered to AHP and AHP's independent public accountants, a letter from its independent public accountants, dated approximately the date the Form S-4 is declared effective and as of the Closing Date, stating that they concur with Warner-Lambert's conclusions that, as of the date of their letter, no conditions exist that would preclude Warner-Lambert's ability to be a party in a business combination to be accounted for as a pooling of interests. AHP shall have received and delivered to Warner-Lambert, a letter from its independent public accountants, dated approximately the date the Form S-4 is declared effective and as of the Closing Date, stating that accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations is appropriate if the Merger is closed and consummated as contemplated by this Agreement.

                         6.2      Additional Conditions to Obligations of AHP
and Merger Sub. The obligations of AHP and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by AHP, on or prior to the Closing Date of the following conditions:

                         (a)      Representations and Warranties.  Each of the
representations and warranties of Warner-Lambert set forth in this Agreement that is qualified as to Material Adverse Effect shall be true and correct, and each of the representations and warranties of Warner-Lambert set forth in this Agreement that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date); and AHP shall have received a certificate of the chief executive officer and the chief financial officer of Warner-Lambert to such effect.

                         (b)      Performance of Obligations of Warner-
Lambert. Warner-Lambert shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to Material Adverse Effect and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and AHP shall have received a certificate of the chief executive officer and the chief financial officer of Warner-Lambert to such effect.

                         (c)      Tax Opinion.  AHP shall have received from
Simpson Thacher & Bartlett, counsel to AHP, on or before the date the Form S-4 shall become effective and, subsequently, on the Closing Date, a written opinion dated as of such dates to the effect that for federal income tax purposes the Merger will constitute a reorganization within the meaning of section 368(a) of the Code and that each of AHP, Warner-Lambert and Merger

Sub will be a party to the reorganization within the meaning of section 368(b) of the Code. In rendering such opinion, counsel to AHP shall be entitled to rely upon information, representations and assumptions provided by AHP and Warner-Lambert substantially in the form of Exhibits 6.2(c)(1) and 6.2(c)(2) (allowing for such amendments to the representations as counsel to AHP deems reasonably necessary).

                         (d)      Warner-Lambert Rights Agreement.  No Stock
Acquisition Date or Distribution Date (as such terms are defined in the Warner-Lambert Rights Agreement) shall have occurred pursuant to the Warner-Lambert Rights Agreement.

                         6.3      Additional Conditions to Obligations of
Warner-Lambert. The obligations of Warner-Lambert to effect the Merger are subject to the satisfaction of, or waiver by Warner-Lambert, on or prior to the Closing Date of the following additional conditions:

                         (a)      Representations and Warranties.  Each of the
representations and warranties of AHP set forth in this Agreement that is qualified as to Material Adverse Effect shall be true and correct, and each of the representations and warranties of AHP set forth in this Agreement that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date) ; and Warner-Lambert shall have received a certificate of the chief executive officer and the chief financial officer of AHP to such effect.

                         (b)      Performance of Obligations of AHP.  AHP
shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to Material Adverse Effect and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and Warner-Lambert shall have received a certificate of the chief executive officer and the chief financial officer of AHP to such effect.

                         (c)      Tax Opinion.  Warner-Lambert shall have
received from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Warner-Lambert, on or before the date the Form S-4 shall become effective and, subsequently, on the Closing Date, a written opinion dated as of such dates to the effect that for federal income tax purposes the Merger will constitute a reorganization within the meaning of section 368(a) of the Code and that each of AHP, Warner-Lambert and Merger Sub will be a party to the reorganization within the meaning of section 368(b) of the Code. In rendering such opinion, counsel to Warner-Lambert shall be entitled to rely upon information, representations and assumptions provided by AHP and Warner-Lambert substantially in the form of Exhibits 6.2(c)(1) and 6.2(c)(2) (allowing for such amendments to the representations as counsel to Warner-Lambert deems reasonably necessary).

                         (d)      AHP Rights Agreement.  No Shares Acquisition
Date or Distribution Date (as such terms are defined in the AHP Rights Agreement) shall have occurred pursuant to the AHP Rights Agreement.

                         (e)      Amendments.  AHP shall have taken all such
actions as shall be necessary so that (i) the amendment to the bylaws of AHP required by Section 1.6(b) and (ii) the Certificate Amendment shall become effective not later than the Effective Time.

                         (f)      Settlement Agreement.  AHP shall have
entered into the Settlement Agreement (as defined below) and such Settlement Agreement shall be in full force and effect, the Preliminary Approval (as defined below) shall have been obtained and shall be in full force and effect, the Initial Opt Out Period (as defined below) shall have expired and AHP (i) shall not have exercised (or publicly announced or notified Warner-Lambert of its intention to exercise) and (ii) shall have irrevocably notified the other parties thereto that it will not exercise, its "walkaway" rights set forth in Section III.5 of the Memorandum of Understanding (as defined below) (or corresponding provision of the Settlement Agreement).


                                  ARTICLE VII

                           TERMINATION AND AMENDMENT

                         7.1      Termination.  This Agreement may be
terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Warner-Lambert or AHP:

                         (a)      By mutual written consent of AHP and Warner-
Lambert;

                         (b)      By either Warner-Lambert or AHP, if the
Effective Time shall not have occurred on or before November 15, 2000 (the "Termination Date"); provided, however, that the right to terminate this

Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including without limitation such party's obligations set forth in Section 5.4) has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

                         (c)      By either Warner-Lambert or AHP, if any
Governmental Entity (i) shall have issued an order, decree or ruling or taken any other action (which the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, in accordance with Section 5.4) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling or to take any other action (which order, decree, ruling or other action the parties shall have used their reasonable best efforts to obtain, in accordance with Section 5.4), in the case of each of (i) and (ii) which is necessary to fulfill the conditions set forth in subsections 6.1(c) and (d), as applicable, and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to comply with Section 5.4 has been the cause of such action or inaction;

                         (d)      By either Warner-Lambert or AHP, if the
approvals of the stockholders of either AHP or Warner-Lambert contemplated by this Agreement (other than the AHP Bylaw Amendment) shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or of any adjournment thereof at which the vote was taken;

                         (e)      By AHP, if Warner-Lambert shall have failed
to make the Warner-Lambert Recommendation or effected a Change in the Warner-Lambert Recommendation (or resolved to take any such action), whether or not permitted by the terms hereof, or shall have materially breached its obligations under this Agreement by reason of a failure to call the Warner-Lambert Stockholders Meeting in accordance with Section 5.1(b);

                         (f)      By Warner-Lambert, if AHP shall have failed
to make the AHP Recommendation or effected a Change in the AHP Recommendation (or resolved to take any such action), whether or not permitted by the terms hereof, or shall have materially breached its obligations under this Agreement by reason of a failure to call the AHP Stockholders Meeting in accordance with Section 5.1(c);

                         (g)      By Warner-Lambert, if a Shares Acquisition
Date (as such term is defined in the AHP Rights Agreement) shall have occurred pursuant to the AHP Rights Agreement; or

                         (h)      By AHP, if a Stock Acquisition Date (as such
term is defined in the Warner-Lambert Rights Agreement) shall have occurred pursuant to the Warner-Lambert Rights Agreement.

                         (i)      By Warner-Lambert at any time during the 10
Business Day period following the earlier of (i) June 30, 2000, if on or before such date the condition set forth in Section 6.3(f) is not satisfied, and (ii) the date on which the satisfaction on or before June 30, 2000 of the condition set forth in Section 6.3(f) is not possible.

                         (j)      By Warner-Lambert at any time during the 10
Business Day period following the delivery by AHP to Warner-Lambert of a fully executed Settlement Agreement, if (i) such Settlement Agreement is not on substantially the same terms as set forth in the Memorandum of Understanding and (ii) the terms set forth in the Settlement Agreement which are not substantially the same as the terms set forth in the Memorandum of Understanding are in the aggregate, in the reasonable judgment of Warner-Lambert, materially adverse to AHP.

                         For purposes of this Article VII and Section 6.3(f),
the following terms shall have the following meanings:

                         "Memorandum of Understanding" shall mean the Memorandum of Understanding Concerning Settlement of Diet Drug Litigation, dated October 7, 1999, between AHP and the other parties thereto.

                         "Initial Opt Out Period" shall have the meaning set forth in the Memorandum of Understanding.

                         "Preliminary Approval" shall mean the granting, by order of the United States District Court for the Eastern District of Pennsylvania, of the preliminary approval of the Settlement Agreement as contemplated by Section IV.3 of the Memorandum of Understanding and the approval of the notice to the Settlement Class (as defined in the Memorandum of Understanding) and authorization of the issuance of such notice.

                         "Settlement Agreement" shall have the meaning set forth in the Memorandum of Understanding.

                         7.2      Effect of Termination.

                         (a)      In the event of termination of this
Agreement by either Warner-Lambert or AHP as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of AHP or Warner-Lambert or their respective officers or directors except with respect to Section 3.1(l), Section 3.2(l), the second sentence of Section 5.3, Section 5.7, this Section 7.2 and Article VIII, which provisions shall survive such termination, and except that, notwithstanding anything to the contrary contained in this Agreement, neither AHP nor Warner-Lambert shall be relieved or released from any liabilities or damages arising out of its willful material breach of this Agreement.

                         (b)      If (A) (I) either party shall terminate this
Agreement pursuant to Section 7.1(d) (provided that the basis for such termination is the failure of AHP's stockholders to approve the Share
Issuance or adopt the Certificate Amendment) and (II) at any time after the date of this Agreement and at or before the date of the AHP Stockholders Meeting a Business Combination (as defined in Section 7.2(d)) proposal with respect to AHP shall have been publicly announced or otherwise communicated to the AHP Board of Directors, (B) Warner-Lambert shall terminate this Agreement pursuant to Section 7.1(g), (C) (I) either party shall terminate this Agreement pursuant to Section 7.1(b), (II) at any time after the date of this Agreement and at or before the Termination Date a Business Combination proposal with respect to AHP shall have been publicly announced or communicated to the AHP Board of Directors, (III) following the existence of such Business Combination proposal and prior to any such termination, AHP shall have breached (and not cured after notice thereof) any of its covenants or agreements set forth in this Agreement in any material respect, which breach shall have materially contributed to the failure of the Effective Time to occur on or before the Termination Date and (IV) within twelve months of any such termination of this Agreement, AHP shall enter into a definitive agreement with any third party with respect to a Business Combination or a Business Combination with respect to AHP is consummated, (D) (I) either party shall terminate this Agreement pursuant to Section 7.1(b), (II) at any time after the date of this Agreement and at or before the Termination Date a Business Combination proposal with respect to AHP shall have been publicly announced or communicated to the AHP Board of Directors, (III) within twelve months of any such termination of this Agreement, AHP shall enter into a definitive agreement with any third party with respect to a Business Combination or a Business Combination with respect to AHP is consummated and
(IV) Section 7.2(b)(C)(III) is not applicable, (E)(I) Warner-Lambert shall terminate this Agreement pursuant to Section 7.1(f) and (II) either AHP's Board of Directors shall have, prior to termination, failed to make the AHP Recommendation or effected a change in the AHP Recommendation, in either case by reason of a Superior Proposal, or at any time after the date of this Agreement and at or before the event giving rise to the right of termination a Business Combination proposal which satisfies the provisions of subclauses
(i) and (ii) of clause (II) (but not the language preceding subclause (i) in clause (II)) in the definition of Superior Proposal with respect to AHP shall have been publicly announced or communicated to the AHP Board of Directors and shall have not been irrevocably withdrawn prior to the event giving rise to the right of termination, or (F) Warner-Lambert shall terminate this Agreement pursuant to Section 7.1(f) in circumstances where the immediately preceding clause (E) (II) is not applicable;

then:

                         (i)      in the case of clauses (B), (C) or (E), AHP
shall pay to Warner-Lambert (in the case of clauses (B) and (E) not later than two Business Days after the date of termination of this Agreement and in the case of clause (C) not later than two Business Days after the earlier of the date such agreement is entered into or such Business Combination is consummated) an amount equal to $1.8 billion,

                         (ii)     in the case of clause (A), (i) AHP shall pay
Warner-Lambert, not later than two Business Days after the date of termination of this Agreement, an amount equal to $900 million, and (ii) if within twelve months of termination of this Agreement, AHP enters into a definitive agreement with any third party with respect to a Business Combination or any Business Combination with respect to AHP is consummated, then AHP shall pay to Warner-Lambert, not later than two Business Days after the earlier of the date such agreement is entered into or such Business Combination is consummated, an additional amount equal to $900 million,

                         (iii)    in the case of clause (D), AHP shall pay to
Warner-Lambert, not later than two Business Days after the earlier of the date such agreement is entered into or such Business Combination is consummated, an amount equal to $180 million,

                         (iv)     in the case of clause (F), (i) AHP shall pay
to Warner-Lambert, not later than two Business Days after the date of termination of this Agreement, an amount equal to $900 million, and (ii) if within twelve months of termination of this Agreement, AHP enters into a definitive agreement with any third party with respect to a Business Combination or any Business Combination with respect to AHP is consummated, provided in each case such Business Combination is more favorable to AHP stockholders (in their capacities as such) from a financial point of view than the Merger, then AHP shall pay to Warner-Lambert, not later than two Business Days after the earlier of the date such agreement is entered into or such Business Combination is consummated, an additional amount equal to $1 billion, unless the option granted pursuant to the AHP Stock Option Agreement has become exercisable in which case, such amount shall be $900 million. For purposes of the foregoing, a Business Combination shall be deemed to be more favorable to AHP stockholders from a financial point of view if the AHP Applicable Price exceeds the AHP Reference Price. The "AHP Applicable
Price" means the average of the closing prices of the AHP Common Stock (as reported on the NYSE Composite Transactions Reporting System (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source)) during the five trading day period commencing on the first full trading day following the initial public announcement (or other public disclosure) of the earlier to occur of (i) the date on which AHP enters into a definitive agreement with respect to such Business Combination and (ii) the date such Business Combination is consummated. The "AHP Reference Price" means the average of the closing prices of the AHP Common Stock (as reported on the NYSE Composite Transactions Reporting System (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source)) during the five trading day period ending on the last trading day prior to the initial public announcement (or other public disclosure) of the earliest to occur of the following: (i) termination of this Agreement, (ii) AHP's decision to consider effecting the change in the AHP Recommendation giving use to such right of termination and (iii) the development with respect to Warner-Lambert upon which such change in the AHP Recommendation is based.

                         Notwithstanding the foregoing, in the event of
termination pursuant to Section 7.1(d) in circumstances where Warner-Lambert has the right to terminate this Agreement pursuant to Section 7.1(f): (i) under circumstances where Section 7.2(b)(E)(II) applies, then AHP shall pay to Warner-Lambert, not later than two Business Days after the date of termination of this Agreement, an amount equal to $1.8 billion and no further fee shall be payable under this Section 7.2(b), and (ii) under circumstances where Section 7.2(b)(E)(II) does not apply, then AHP shall pay Warner-Lambert upon termination of this Agreement, as the obligation to pay fees under this
Section 7.2, the fees payable under Section 7.2(b)(iv) as, when and to the extent payable under such Section.

                         (c)      If (A)  (I) either party shall terminate
this Agreement pursuant to Section 7.1(d) (provided that the basis for such termination is the failure of Warner-Lambert's stockholders to adopt this Agreement or approve the Merger) and (II) at any time after the date of this Agreement and at or before the date of the Warner-Lambert Stockholders Meeting a Business Combination proposal with respect to Warner-Lambert shall have been publicly announced or otherwise communicated to the Warner-Lambert Board of Directors, (B) AHP shall terminate this Agreement pursuant to
Section 7.1(h), (C) (I) either party shall terminate this Agreement pursuant to Section 7.1(b), (II) at any time after the date of this Agreement and at or before the Termination Date a Business Combination proposal with respect to Warner-Lambert shall have been publicly announced or communicated to the Warner-Lambert Board of Directors, (III) following the existence of such a Business Combination proposal and prior to any such termination, Warner-Lambert shall have breached (and not cured after notice thereof) any of its covenants or agreements set forth in this Agreement in any material respect, which breach shall have materially contributed to the failure of the Effective Time to occur on or before the Termination Date and (IV) within twelve months of any such termination of this Agreement, Warner-Lambert shall enter into a definitive agreement with any third party with respect to a Business Combination or a Business Combination with respect to Warner-Lambert is consummated, (D) (I) either party shall terminate this Agreement pursuant to Section 7.1(b), (II) at any time after the date of this Agreement and at or before the Termination Date a Business Combination proposal with respect to Warner-Lambert shall have been publicly announced or communicated to the Warner-Lambert Board of Directors, (III) within twelve months of any such termination of this Agreement, Warner-Lambert shall enter into a definitive agreement with any third party with respect to a Business Combination or a Business Combination with respect to Warner-Lambert is consummated and (IV) Section 7.2(c)(C)(III) is not applicable, (E)(I) AHP shall terminate this Agreement pursuant to Section 7.1(e) and (II) either Warner-Lambert's Board of Directors shall have, prior to termination, failed to make the Warner-Lambert Recommendation or effected a change in the Warner-Lambert Recommendation, in either case by reason of a Superior Proposal, or at any time after the date of this Agreement and at or before the event giving rise to the right of termination a Business Combination proposal which satisfies the provisions of subclauses (i) and (ii) of clause (II) (but not the language preceding subclause (i) in clause (II)) in the definition of Superior Proposal with respect to Warner-Lambert shall have been publicly announced or communicated to the Warner-Lambert Board of Directors and shall have not been irrevocably withdrawn prior to the event giving rise to the right of termination, or (F) AHP shall terminate this Agreement pursuant to
Section 7.1(e) in circumstances where the immediately preceding clause
(E)(II) is not applicable;

then:
                         (i)      in the case of clauses (B), (C) or (E),
Warner-Lambert shall pay to AHP (in the case of clauses (B) and (E) not later then two Business Days after the date of termination of this Agreement and in the case of clause (C) not later than two Business Days after the earlier of the date such agreement is entered into or such Business Combination is consummated) an amount equal to $1.8 billion,

                         (ii)     in the case of clause (A), (i) Warner-
Lambert shall pay AHP, not later than two Business Days after the date of termination of this Agreement, an amount equal to $900 million, and (ii) if within twelve months of termination of this Agreement, Warner-Lambert enters into a definitive agreement with any third party with respect to a Business Combination or any Business Combination with respect to Warner-Lambert is consummated, then Warner-Lambert shall pay to AHP, not later than two Business Days after the earlier of the date such agreement is entered into or such Business Combination is consummated, an additional amount equal to $900 million,

                         (iii)    in the case of clause (D), Warner-Lambert
shall pay to AHP, not later than two Business Days after the earlier of the date such agreement is entered into or such Business Combination is consummated, an amount equal to $180 million,

                         (iv)     in the case of clause (F), (i) Warner-
Lambert shall pay to AHP, not later then two Business Days after the date of termination of this Agreement, an amount equal to $900 million, and (ii) if within twelve months of termination of this Agreement, Warner-Lambert enters into a definitive agreement with any third party with respect to a Business Combination or any Business Combination with respect to Warner-Lambert is consummated, provided in each case such Business Combination is more favorable to Warner-Lambert stockholders (in their capacities as such) from a financial point of view than the Merger, then Warner-Lambert shall pay to AHP, not later than two Business Days after the earlier of the date such agreement is entered into or such Business Combination is consummated, an additional amount equal to $1 billion, unless the option granted pursuant to the Warner-Lambert Stock Option Agreement has become exercisable, in which case, such amount shall be $900 million. For purposes of the foregoing, a Business Combination shall be deemed to be more favorable to Warner-Lambert stockholders from a financial point of view if the Warner-Lambert Applicable Price exceeds the Warner-Lambert Reference Price. The "Warner-Lambert Applicable Price" means the average of the closing prices of the Warner-Lambert Common Stock (as reported on the NYSE Composite Transactions Reporting System (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source)) during the five trading day period commencing on the first full trading day following the initial public announcement (or other public disclosure) of the earlier to occur of (i) the date on which Warner-Lambert enters into a definitive agreement with respect to such Business Combination and (ii) the date such Business Combination is consummated. The "Warner-Lambert Reference Price" means the average of the closing prices of the Warner-Lambert Common Stock (as reported on the NYSE Composite Transactions Reporting System (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source)) during the five trading day period ending on the last trading day prior to the initial public announcement (or other public disclosure) of the earliest to occur of the following: (i) termination of this Agreement, (ii) Warner-Lambert's decision to consider effecting the Change in the Warner-Lambert Recommendation giving rise to such right of termination and (iii) the development with respect to AHP upon which such Change in the Warner-Lambert Recommendation is based.

                         Notwithstanding the foregoing, in the event of
termination pursuant to Section 7.1(d) in circumstances where AHP has the right to terminate this Agreement pursuant to Section 7.1(e): (i) under circumstances where Section 7.2(c)(E)(II) applies, then Warner-Lambert shall pay to AHP, not later than two Business Days after the date of termination of this Agreement, an amount equal to $1.8 billion and no further fee shall be payable under this Section 7.2(c); and (ii) under circumstances where Section 7.2(c)(E)(II) does not apply, then Warner-Lambert shall pay AHP upon termination of this Agreement, as the obligation to pay fees under this
Section 7.2, the fees payable under Section 7.2(c)(iv) as, when and to the extent payable under such section.

                         (d)      For the purposes of this Section 7.2,
"Business Combination" means with respect to AHP or Warner-Lambert, as the case may be, (i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving such party as a result of which either (A) such party's stockholders prior to such transaction (by virtue of their ownership of such party's shares) in the aggregate cease to own at least 60% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or, regardless of the percentage of voting securities held by such stockholders, if any Person shall beneficially own, directly or indirectly, at least 40% of the voting securities of such ultimate parent entity, or (B) the individuals comprising the board of directors of such party prior to such transaction do not constitute a majority of the board of directors of such ultimate parent entity, (ii) a sale, lease, exchange, transfer or other disposition of at least 40% of the assets of such party and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (iii) the acquisition, directly or indirectly, by a Person of beneficial ownership of 40% or more of the common stock of such party whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise (other than a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction upon the consummation of which such party's stockholders would in the aggregate beneficially own greater than 60% of the voting securities of such Person).

                         (e)      In no event shall AHP or Warner-Lambert be
required to pay more than $1.8 billion (or, as provided in Section 7.2(b)(iv) and 7.2(c)(iv), $1.9 billion) pursuant to Section 7.2(b) or 7.2(c), as applicable. All payments under this Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

                         7.3      Amendment.  This Agreement may be amended by
the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Warner-Lambert and AHP, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                         7.4      Extension; Waiver.  At any time prior to the
Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.


                                 ARTICLE VIII

                              GENERAL PROVISIONS

                         8.1      Non-Survival of Representations, Warranties
and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein (including Section 5.8) that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article VIII.

                         8.2      Notices.  All notices and other
communications hereunder shall be in writing and shall be deemed duly given
(a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

                         (a)      if to AHP or Merger Sub, to:

                                  American Home Products Corporation
                                  5 Giralda Farms
                                  Madison, New Jersey  07940
                                  Fax: (973) 660-7156
                                  Attention: Louis L. Hoynes, Jr.

                                  with a copy to:

                                  Simpson Thacher & Bartlett
                                  425 Lexington Avenue
                                  New York, New York  10017
                                  Fax: (212) 455-2502
                                  Attention:  Charles I. Cogut, Esq.
                                                Robert E. Spatt, Esq.
                                                William E. Curbow, Esq.

                         (b)      if to Warner-Lambert to:

                                  Warner-Lambert Company
                                  201 Tabor Road
                                  Morris Plains, New Jersey  07950
                                  Fax: (973) 631-7704
                                  Attention: Gregory L. Johnson, Esq.

                                  with a copy to:

                                  Skadden, Arps, Slate, Meagher & Flom LLP
                                  919 Third Avenue
                                  New York, New York  10022
                                  Fax:  (212) 735-2000
                                  Attention:  Lou R. Kling, Esq.
                                                 Eileen Nugent Simon, Esq.

                         8.3      Interpretation.  When a reference is made in
this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

                         8.4      Counterparts.  This Agreement may be
executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

                         8.5      Entire Agreement; No Third Party
Beneficiaries.

                         (a)      This Agreement, the Stock Option Agreements,
the Confidentiality Agreement and the other agreements of the parties referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

                         (b)      This Agreement shall be binding upon and
inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.8 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

                         8.6      Governing Law.  This Agreement shall be
governed and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

                         8.7      Severability.  If any term or other
provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

                         8.8      Assignment.  Neither this Agreement nor any
of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly owned Subsidiary of AHP without the consent of Warner-Lambert, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                         8.9      Submission to Jurisdiction; Waivers.  Each
of AHP and Warner-Lambert irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each of AHP and Warner-Lambert hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of AHP and Warner-Lambert hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

                         8.10     Enforcement.  The parties agree that
irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

                         8.11     Definitions.  As used in this Agreement:

                         (a)      "beneficial ownership" or "beneficially own"
shall have the meaning under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

                         (b)      "Benefit Plans" means, with respect to any
Person, each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, arrangement and contract) in effect on the date of this Agreement or disclosed on the Warner-Lambert Disclosure Schedule or the AHP Disclosure Schedule, as the case may be, to which such Person or its Subsidiary is a party, which is maintained or contributed to by such Person, or with respect to which such Person could incur material liability under Section 4069, 4201 or 4212(c) of ERISA.

                         (c)      "Board of Directors" means the Board of
Directors of any specified Person and any committees thereof.

                         (d)      "Business Day" means any day on which banks
are not required or authorized to close in the City of New York.

                         (e)      "known or "knowledge" means, with respect to
any party, the knowledge of such party's executive officers after reasonable inquiry.

                         (f)      "Majority Owned Restricted Affiliate" when
used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries, and with respect to which such party is restricted from having the ability to, by virtue of contractual limitations or limitations imposed in organizational documents, from electing a majority of the Board of Directors or others performing similar functions.

                         (g)      "Material Adverse Effect" means, with
respect to any entity any event, change, circumstance or effect that is or is reasonably likely to be materially adverse to (i) the business, financial condition or results of operations of such entity and its Subsidiaries taken as a whole, other than any event, change, circumstance or effect relating (x) to the economy or financial markets in general or (y) in general to the industries in which such entity operates and not specifically relating to (or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on) such entity or (ii) the ability of such entity to consummate the transactions contemplated by this Agreement; provided, however, that for purposes of
Section 3.1 (other than 3.1(i) if, and only if, the succeeding proviso is applicable and Section 3.1(h)(iii)) only, "Material Adverse Effect" shall also exclude any event, change, circumstance or effect relating in any way to
(I) any pending, proposed, threatened or potential litigation against AHP involving dexfenfluramine or fenfluramine or any settlement or proposed settlement of such litigation or (II) any other liabilities, whether known or unknown and whether contingent or not, relating in any way to AHP's production, sale or marketing of dexfenfluramine or fenfluramine; provided further however, that the exception to the exclusion set forth in the preceding proviso with respect to Section 3.1(i) shall apply if, and only if, following the date of the Warner-Lambert Stockholders Meeting, any events, changes, circumstances or effects occur, or Warner-Lambert becomes aware of any events, changes, circumstances or effects, relating to the matters referred to in the preceding clauses (I) and (II) which in Warner-Lambert's good faith judgment has had or has a reasonable likelihood of having material adverse significance with respect to such matters. All references to Material Adverse Effect on AHP or its Subsidiaries contained in this Agreement shall be deemed to refer solely to AHP and its Subsidiaries without including its ownership of Warner-Lambert and its Subsidiaries after the Merger.

                         (h)      "the other party" means, with respect to
Warner-Lambert, AHP and means, with respect to AHP, Warner-Lambert.

                         (i)      "Person" means an individual, corporation,
limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

                         (j)      "Subsidiary" when used with respect to any
party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries, except for any Majority Owned Restricted Affiliates.

                         (k)      "Superior Proposal" means with respect to
AHP or Warner-Lambert, as the case may be, a written proposal made by a Person other than either such party which is for (I) (i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving such party as a result of which either (A) such party's stockholders prior to such transaction (by virtue of their ownership of such party's shares) in the aggregate cease to own at least 60% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (B) the individuals comprising the board of directors of such party prior to such transaction do not constitute a majority of the board of directors of such ultimate parent entity, (ii) a sale, lease, exchange, transfer or other disposition of at least 40% of the assets of such party and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (iii) the acquisition, directly or indirectly, by a Person of beneficial ownership of 40% or more of the common stock of such party whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise (other than a merger, consolidation, share exchange, business combination, tender or exchange offer or other transaction upon the consummation of which such party's stockholders would in the aggregate beneficially own greater than 60% of the voting securities of such Person), and which is (II) otherwise on terms which the Board of Directors of such party in good faith concludes (after consultation with its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, (i) would, if consummated, result in a transaction that is more favorable to its stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed.

                         IN WITNESS WHEREOF, AHP, Merger Sub and Warner-
Lambert have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.



                          AMERICAN HOME PRODUCTS CORPORATION


                          By: /s/ John R. Stafford
                              -----------------------------
                               Name:  John R. Stafford
                               Title: Chairman, Chief Executive
                                      Officer and President


                          WOLVERINE SUB CORP.


                          By: /s/ Jeffrey S. Sherman
                              -----------------------------
                               Name:  Jeffrey S. Sherman
                               Title: Vice President and
                                      Assistant Secretary


                          WARNER-LAMBERT COMPANY


                          By: /s/ Lodewijk J.R. de Vink
                              -----------------------------
                               Name:  Lodewijk J.R. de Vink
                               Title: Chairman, Chief Executive
                                      Officer and President